SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-1

File #_______________

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

 ASGAARD MEDIA
(Exact name of registrant as specified in its charter)

Nevada (State or other jurisdiction of incorporation or organization)	7812 (Primary Standard Industrial Classification Code Number)	26-1780115 (I.R.S. Employer Identification Number)

Asgaard Media
 (951) 264-3100
2279 Eagle Glen Parkway, Suite 112214
Corona, California 92883
 (Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

 Wm. Alan Pezzuto
President and Chief Executive Officer
Asgaard Media
1353 Old Temescal Canyon, Suite 129
Corona, California 92881
(951) 264-3100
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

 Copies to:
Davisson & Associates, PA
Peder K. Davisson, Esq.
4124 Quebec Avenue North, Suite 306
Minneapolis, Minnesota 55427
Phone (763) 355-5678
Fax (763) 355-5679

Approximate Date of Commencement of Proposed Sale to the Public:   As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box:  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.  (Check one):

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☒

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount of shares to be registered	Proposed maximum offering price per unit	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, $0.001 par Value per Share	10,000,000	$2.50	$25,000,000	$1,395.00

Selling Shareholders Common Stock*	2,500,000	$2.50	$6,250,000	$348.75
Total Fee				$1,743.75

Notes:

The offering price has been estimated solely for the purpose of computing the amount of the registration fee in accordance with Rule 457(o). Our common stock is not traded and any national exchange and in accordance with Rule 457, the offering price was determined by factors such as the lack of liquidity (since there is no present market for Asgaard Media stock) and the high level of risk, considering the lack of operating history for Asgaard Media. The Company and selling shareholders may sell shares of our common stock at a fixed price of $2.50 per share until our shares are quoted on the OTC Bulletin Board and thereafter at prevailing market prices or privately negotiated prices. There can be no assurance that a market maker will agree to file the necessary documents with the Financial Industry Regulatory Authority (“FINRA”), which operates the OTC Electronic Bulletin Board, nor can there be any assurance that such an application for quotation will be approved. We have agreed to bear the expenses relating to the registration of the shares for the selling security holders.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The date of this Prospectus is ___________________, 2009

PROSPECTUS
12,500,000
Shares
$2.50 per share
Common Stock

This is our initial public offering. Our securities are not listed on any national securities exchange or the Nasdaq Stock market.

Our existing shareholders are offering for sale, 2,500,000 shares of common stock. In addition, we are offering a total of 10,000,000 shares of our common stock in a direct public offering, without any involvement of underwriters or broker-dealers with a minimum offering of 20,000 shares. The offering price is $2.50 per share. This offering will terminate 270 days from the effective date of this prospectus, although we may close the offering on any date prior if the offering is fully subscribed. In the event that 20,000 shares are not sold within 270 days from the effective date of this prospectus, all money received by us will be promptly returned to each subscriber without interest or deduction of any kind.  If 20,000 shares are sold within 270 days from the effective date of this prospectus, all money received will be available to us and there will be no refund. The funds will be maintained in a separate escrow bank account at Washington Mutual Bank (to Standard Transfer & Trust Company, Inc.-Escrow Account fbo Asgaard Media) until we receive $50,000 at which time we will remove those funds and use the same as set forth in the Use of Proceeds section of this prospectus.

Our officers and directors will market our common stock and offer and sell the securities on our behalf. This is a best efforts direct participation offering that will not utilize broker-dealers. No officer or director will receive any compensation for his role in selling shares in the offering.

The selling shareholders have indicated that they do not plan to offer and sell their shares prior to the Company selling the minimum required 20,000 common shares set forth in the Company’s offering. However, there are no formal agreements or contracts by and between the Company and any selling shareholder to this effect.

This investment involves a high degree of risk.  You should purchase shares only if you can afford a complete loss of your investment.  See "Risk Factors" starting on page 8.

	Offering Price per Share	Offering Expenses	Proceeds to Asgaard Media
	$2.50	$20,000.00	$2.49
Minimum Offering:	$50,000.00	$20,000.00	$30,000.00

Maximum Offering:	$25,000,000.00	$20,000.00	$24,980,000.00

(1) These offering expenses do not include any underwriting discounts or commissions. There are no underwriting discounts or commissions to be paid in connection with this offering.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The information in this prospectus is not complete and may be changed. Asgaard Media sell these securities until the registration statement filed with the Securities and Exchange Commission is effective.  This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

The date of this prospectus is July _________, 2009.

TABLE OF CONTENTS

PROSPECTUS SUMMARY	4
Asgaard Media	4
The Offering	6
Summary of Selected Financial Data	6
RISK FACTORS	8
Risk Factors Relating to Asgaard Media	8
Risk Factors Relating to the Motion Picture Industry	12
Risk Factors Relating to This Offering	13
FORWARD-LOOKING STATEMENTS	18
USE OF PROCEEDS	18
DETERMINATION OF OFFERING PRICE	20
DILUTION	20
PLAN OF DISTRIBUTION; TERMS OF THE OFFERING	21
General	21
Company's Offering	22
Offering Period and Expiration Date	23
Procedure for Subscribing	23
Right to Reject	23
Selling Shareholders	24
Section 15(g) of the Exchange Act	27
Blue Sky Restrictions	28
DESCRIPTION OF BUSINESS	29
General	29
Motion Picture Industry Overview	29
Distribution of Motion Pictures	30
Production	35
Distribution approach	35
Current Projects	36
Public Relations and Promotion	39
Bonding Issues	40
Financing Strategy	41
Distribution Arrangements	42
Competition	42
Intellectual Property Rights	42
Censorship	44
Labor Laws	44
DESCRIPTION OF PROPERTY	44
Number of Total Employees	45
Employment Agreements	45
Board Committees	45
Directors	45
Facilities	45
Intellectual properties	46
Off-Balance Sheet Arrangements	45
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND FINANCIAL DISCLOSURE OR PLAN OF OPERATION	46
CHANGE IN DISAGREEMENTS WITH ACCOUNTS ON ACCOUNTING AND FINANCIAL DISCLOSURE	51
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	51
DIRECTOR, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS	51
Background of Directors, Executive Officers, Promoters and Control Persons	52
Executive Compensation	53
Directors' Compensation	54
Stock Option Grants	54
Employment Agreements	55
Code of Ethics	55
Indemnification	55
MARKET FOR COMMON STOCK AND RELATED SHAREHOLDER MATTERS	56
DESCRIPTION OF SECURITIES TO BE REGISTERED	56
Common Stock	56
Dividend Policy	56
Preferred Stock	56
Market for Securities	57
Equity Compensation Plan Information	57
Holders	57
Reports	57
Transfer Agent	57
AVAILABLE INFORMATION	57
INTERESTS OF NAMED EXPERTS AND COUNSEL	57
TRANSACTIONS WITH RELATED PERSONS, PROMOTERS AND CERTAIN CONTROL PERSONS	58
LEGAL PROCEEDINGS	59
DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION	59
LEGAL MATTERS	60

PROSPECTUS SUMMARY

The following summary is supported by reference to the more detailed information and the financial statements, including the notes thereto, appearing elsewhere in this Prospectus. Each prospective investor is urged to read this Prospectus in its entirety.

The purchase of the securities offered through this prospectus involves a high degree of risk. See section entitled "Risk Factors" on pages 8-18.

As used in this prospectus, unless the context otherwise requires, "we", "us", "our" “the Company” or "Asgaard" refers to Asgaard Media, a Nevada corporation, "SEC" refers to the United States Securities Exchange Commission,  "Securities Act" refers to the Securities Act of 1933, as amended, and "Exchange Act" refers to the Securities Exchange Act of 1934, as amended.

Asgaard Media

Asgaard Media was incorporated in the State of Nevada on January 8, 2008. Asgaard’s year end is December 31.   We are a development stage enterprise. Our principal office is located at 1353 Old Temescal Canyon, Suite 129, Corona, California  92881.  Our telephone number is (951) 264-3100 and our e-mail contact is info@asgaardmedia.com. Our website can be viewed at www.asgaardmedia.com.

Our plan of operation is to develop, finance and produce feature length motion pictures with an estimated production budget of approximately $3,000,000 to $10,000,000 each, for domestic and foreign theatrical distribution and for licensing on pay/cable, network and syndicated television, on video cassettes and discs and in other media.  To date, our business activities have been limited to organizational matters, acquiring intellectual property rights, and pre–production, and the preparation and filing of the registration statement of which this prospectus is a part.

To date, we recently commenced our planned principal operations by acquiring media rights and screen plays for certain projects described herein and have begun pre-production on two of our planned projects. However, other than our intellectual property, we have no significant assets.  In order to continue as a going concern we must successfully accomplish the following tasks:

•	Obtain capital through the sale of our common stock through this offering;

•	Produce feature length films from our screenplays;

•	Enter into distribution agreements to successfully market and distribute our properties; and

•	Continue to acquire screenplays and media rights in other properties.

There can be no guarantee or assurance that we will be able to successfully accomplish one or all of these tasks in the future.

If and when we are able to accomplish the above tasks, in order to achieve and maintain profitability in the future we must produce commercially successful motion picture films based upon the screenplays.  Investors must be aware that we do not have sufficient capital to independently finance our own productions. If we are unable to secure additional financing we would be unable to produce any films, in which case, we would be forced to suspend operations.  We have no plans, arrangements or contingencies in place in the event that we cease operations, in which case investors would likely lose their entire investment.

We have no operating history on which to base an evaluation of our business and prospects.  Prospective purchasers of our stock should be aware of the difficulties normally encountered by new film production companies and the high rate of failure of such enterprises.  These risks include without limitation the high probability that we will be unable to produce a commercially successful film.  If we are unable to profit from the production of motion pictures, our business will most likely fail and any investment made into our common stock would be lost.

We currently have no employees other than our four officers and directors.  We do not intend to hire any employees within the next 6 months. However, if we are successful in raising capital through this offering, we intend to engage certain independent contractors to assist us in the implementation of our business plan. Our current President works on a part time basis for the Company.

Potential investors should be aware that our officers and directors own 7,200,000 shares, representing 17.8% of the current issued and outstanding common shares of the Company.   Wm. Alan Pezzuto, prior to this offering owns 5,000,000, Steven Sallus owns 2,000,000, Alice M Matano owns 100,000, Erin Giudice owns 100,000 shares of our common stock; and  if and when, we are able to sell all of the 10,000,000 offered shares, they would still own approximately 14.3% of our issued and outstanding common stock.  The 2,500,000 common shares being registered under this registration statement are being registered please refer to the section “Selling Securities Holders” for a complete list of selling shareholders, their pre and post offering ownership and percentages on Page 24.

Further, potential investors should also understand that in addition to the direct ownership of the shares, that affiliates of the Company own an additional 43.9% of our common stock giving the Company’s officers, directors and affiliates collectively 61.7% ownership of our common stock prior to this offering. If all existing shareholders sell the 2,500,000 and none of the existing officers or directors purchase them, our officers and directors would still own 13.4% of our the issued and outstanding common shares.

Since our inception on January 8, 2008 to June 30, 2009, we have not generated any revenues and have a net loss of $571, 375.  In the event we raise at least a minimum of $50,000 sought in this offering, we expect to be able to continue our business for at least the next 12 months.  We anticipate generating revenues within the first twelve months after raising the anticipated $25,000,000 through this offering.  In the event we do not raise at least $50,000, we will not be able to continue pursuit of our business plan.  In light of this, our independent auditors have expressed substantial doubt about our ability to continue as a going concern in the independent auditors' report to the financial statements included in the registration statement, of which this prospectus is a part.

As of the date of this prospectus, Asgaard has 40,537,000 shares of $0.001 par value common stock issued and outstanding which is owned by seventy five (75) shareholders.  If the maximum 10,000,000 are subscribed to there will be 50,537,000 shares issued and outstanding.

The Offering

Asgaard Media is offering on a self-underwritten basis 10,000,000 shares of the common stock at a price of $2.50 per share.  Selling shareholders of our common stock may offer 2,500,000 shares at the same price; and the Company will receive none of the proceeds from the sale of these shares and the proceeds will go directly to the selling shareholders. This is a fixed price at which the selling security holders may sell their shares until our common stock is quoted on the OTC Bulletin Board, at which time the shares may be sold at prevailing market prices or privately negotiated prices. The proceeds from the sale of the new shares to be issued in this offering will be payable to "Standard Transfer & Trust Company, Inc. Escrow Account fbo Asgaard Media" and will be deposited in a non-interest bearing bank account until the depository bank determines the funds to be good.  All subscription agreements and checks are irrevocable and should be delivered to Standard Transfer & Trust Company, Inc..  Failure to do so will result in checks being returned to the investor who submitted the check.

The offering shall terminate on the earlier of (i) the date when the sale of all 10,000,000 shares is completed (ii) the offering is terminated by action of the Board of Directors, or (iii) up to 270 days from the date of this prospectus. Asgaard will deliver stock certificates attributable to shares of common stock purchased directly to the purchasers within 30 days of the close of the offering. In the event that the Company does not raise the funds necessary to implement its business during the offering period, all funds invested in our common stock will be lost.

The offering price of the common stock has been arbitrarily determined and bears no relationship to any objective criterion of value.  The price does not bear any relationship to our assets, book value, historical earnings or net worth.

Asgaard Media will apply the proceeds from the offering to pay for costs associated with the reporting responsibilities of an SEC reporting company, computer hardware & software, website development & maintenance, marketing, office furniture, salaries (if any), office supplies, acquisition of screenplays and general working capital.

Asgaard Media’s Transfer Agent is Standard Transfer & Trust Company, Inc. 2980 South Rainbow Boulevard, Suite 220H, Las Vegas, Nevada  89164. The Company’s phone is (951) 264-3100.

The purchase of the common stock in this offering involves a high degree of risk.  The common stock offered in this prospectus is for investment purposes only and currently no market for our common stock exists.  Please refer to "Risk Factors" on page 8 and "Dilution" on page 20 before making an investment in our stock.

Summary of Selected Financial Information

The following table sets forth summary financial data derived from Asgaard Media’s financial statements. The data should be read in conjunction with the financial statements and the related notes thereto, as well as the "Management's Discussion and Plan of Operations" included elsewhere in this prospectus.

 Financial Data Summary

Statements of Operations Data	January 8, 2008 (Inception) to June 30, 2009

Total Revenues	$0

General and Administrative Expense Professional and Accounting Fees	571,375

Total Expenses	571,375

Net Income (Loss)	$(571,375)

Per Share Information Weighted average number of Common Shares Outstanding:	40,329,049

Net Income (Loss) per Share	$(0.014)

June 30, 2008
Balance Sheet Data

Working Capital	$18,782

Total Assets	$18,782

Total Liabilities	$0

Stockholders’ Equity	$18,782

RISK FACTORS

An investment in our common stock involves a high degree of risk and should be considered a speculative investment. You should carefully consider the risks described below and the other information in this prospectus. If any of the following risks occur, our business, operating results and financial condition could be seriously harmed. The trading price of our common stock could decline due to any of these risks, and you could lose all or part of your investment.  We cannot assure any investor that we will successfully address these risks. Prospective investors should carefully consider the following risk factors:

Risk Factors Relating to Asgaard Media

We have a limited history of operations and unless we are able to successfully execute our business plan, our business and operating results will suffer resulting in the complete failure of our business. Our operations are subject to all of the risks inherent in the establishment of a new business. The likelihood of our success must be considered in light of the risks, problems, expenses and delays frequently encountered in connection with the formation of a new business in general, as well as the highly competitive environment in which the business is operating. To address these risks, we must, among other things, continue to respond to competitive developments, attract, retain and motivate qualified personnel, commercialize products, and implement and successfully execute our marketing strategy and advertising sales strategy. There can be no assurance that we will be successful in addressing such risks.

The Company’s auditor has substantial doubts as to Asgaard Media’s ability to continue as a going concern.

Our auditor's report on our December 31, 2008 financial statements expresses an opinion that substantial doubt exists as to whether we can continue as an ongoing business. Moreover, our officers may be unable or unwilling to loan or advance any capital to Asgaard. See “December 31, 2008 Audited Financial Statements - Auditors Report."

Because the Company has been issued an opinion by its auditors that substantial doubt exists as to whether the company can continue as a going concern, it may be more difficult for the company to attract investors. Asgaard Media incurred $571,375 in net loss for the period from inception to June 30, 2009 and we have no revenue. Our future is dependent upon our ability to obtain financing and upon future profitable operations from the sale of our products. We may seek additional funds through private placements of our common stock. Our financial statements do not include any adjustments relating to the classification of recorded assets, or the amounts of and classification of liabilities that might be necessary in the event we cannot continue in existence.

Because we do not have an audit committee, shareholders will have to rely on the directors, who are not independent, to perform these functions.

We do not have an audit or compensation committee comprised of independent directors. These functions are performed by the board of directors as a whole. The members of the Board of Directors are not independent directors. Thus, there is a potential conflict in that the board members are also engaged in management and participates in decisions concerning management compensation and audit issues that may affect management performance.

To date we have not generated revenues from operations and we may have additional capital requirements to continue our operations but they might not be available to us on favorable terms or at all, and if unavailable our ability to run our business will be impaired. As of the date of this Prospectus we have limited working capital. As a result, it is impossible to expand our operations and we are totally dependent upon this offering to sustain and grow our business. Although this offering contemplates raising $25,000,000 there is no assurance that this amount can be raised. Only $50,000 of the funds received will be held in escrow and thereafter will have immediate use of all funds received. If we were to only receive the minimum amount for this offering, will would not have sufficient funding to even start a project. Assuming the sale of all 10,000,000 shares of common stock, the proceeds will be utilized over the next twelve months as specified in “Use of Proceeds.” If we are unable to generate sufficient revenues to cover operating expenses or raise additional funds, we will unlikely establish or maintain our business operations. We currently have no other plans or arrangements to raise capital for our business except for this offering.

Early failures would impair our ability to attract additional capital.  Our business model contemplates success from our first productions. That is, we are anticipating revenue from our productions to finance additional productions. In the event that our early productions are not profitable, we will need to raise additional capital from outside investment. There are no guarantees that we will be able to raise such capital, or that if we are able to, that it will be on favorable terms. Early failures are likely to make such additional financing more “expensive” because investors are not likely to be willing to pay for “past mistakes.”

We will not receive revenue from our film production until production is completed and even if completed, there are no assurances that we will receive any revenue.  Upon completion of this offering, we intend to develop several pre-production packages for feature films that we intend to produce.  The production and distribution of a motion picture is a time consuming process.  Pre-production on a picture will generally extend for a minimum of two to three months or more.  Principal photography may extend for several weeks or more.  Post-production may extend from three to four months or more. Distribution and exhibition of motion pictures generally may continue for years before any revenue is realized or generated, if at all.

We will not be able to completely diversify to mitigate the risks associated with the production of each film we intend to produce.  Particularly as produced by independent filmmakers, each motion picture is a separate business venture with its own management, employees and equipment and its own budgetary requirements. Although we are attempting to minimize this by maintaining a slate of projects, there are substantial risks associated with film production, including death or disability of key personnel, other factors causing delays, destruction or malfunction of sets or equipment, the inability of production personnel to comply with budgetary or scheduling requirements and physical destruction or damage to the film itself.  Significant difficulties such as these may materially increase the cost of production or may cause the entire project to be abandoned. Because we intend to rely on the same personnel for more than one film project, it will be impossible for us to completely diversify in a manner to mitigate these potential risks.

Our film projects may not be accepted by the market and our business may fail as a direct result of such lack of market acceptance.  The ultimate profitability of any motion picture depends upon its audience appeal in relation to the cost of its production and distribution. The audience appeal of a given motion picture depends, among other things, on unpredictable critical reviews and changing public tastes and such appeal cannot be anticipated with certainty. If certain segments of the viewing public do not like, are willing to pay for, or otherwise approve of our productions, our business may fail.

The premature abandonment of projects may result in losses to investors and impair our overall results of operations.  The production or distribution of our film projects may be abandoned at any stage if further expenditures do not appear commercially feasible, with the resulting loss of some or all of the funds previously expended on the development, production or distribution of the our film projects, including funds expended in connection with the development of any screenplays and the pre-production of the projects. In the event that we determine that it is in the best interest interests of our shareholders to abandon a project, it is unlikely that we will be able to recoup any of our costs.

Cost overruns will affect our results of operations and may cause the failure of our business. The costs of producing motion pictures are often underestimated and may be increased by factors beyond our control.  Such factors may include weather conditions, illness of technical and artistic personnel and requirements, labor disputes, governmental regulations, equipment breakdowns and other production disruptions.  While we intend to engage production personnel who have demonstrated abilities to complete films within assigned budgets, the risk of a film running over budget is always significant and may have a substantial adverse impact on our profitability.

We are dependent on our officers, directors and employees for our success. Failure to retain such personnel could adversely affect the Company.  We may initiate a key-person insurance policy for Wm. Alan Pezzuto; and may initiate key person life insurance on additional officers and possibly other members of our management team, but as of yet, have not secured such insurance. Our future operations will depend, in part, on our ability to attract, employ and retain additional qualified employees. No assurance can be given that we will be able to attract or retain such personnel.

We rely on consultants and if we are unable to retain these or other similarly qualified individuals, we may not be able to carry out our business operations. We are dependent upon service providers, particularly actors, editors, writers, and camera crews. Loss of their services could adversely affect our business and our ability to maintain our operations or develop new products. We have not entered into any employment or non-competition agreements with these individuals and do not plan to in the future. Our success will depend on our ability to attract and retain qualified personnel. If we cannot attract and retain the necessary individuals our operating results will suffer.

Costs associated with our business, including production and input costs are not fixed and might increase, creating uncertainty about our ability to meet our plan of operations. We have not established long-term contracts with our consultants or other third party suppliers we intend to rely on. The lack of long-term contracts could result in an increase in what we pay these individuals for their services. An increase in the production costs will reduce our margins and might make our projects uneconomical leading to the failure of our business.

We are in development stage and have conducted no market research on the viability of our products. There is no guarantee that we will be able to sell enough of our products to generate a profit and failure to become profitable will result in the failure of our business. The market for our products is limited in scope and there is no assurance that our products will generate market acceptance and result in sales. We have developed the products with no limited market research and there is no assurance that we will be able to respond to the rapidly evolving markets in the entertainment industry. The inability to sell our products will result in the failure of our business.

Our products may infringe on other patented, trademarked or copyrighted products. Litigation arising out of infringement or other commercial disputes could cause us to incur expenses and impair our competitive advantage. We cannot be certain that our products will not, infringe upon patents, trademarks, copyrights or other intellectual property rights held by third parties. In addition, since we rely on third parties to help us develop some of our products, we cannot ensure that litigation will not arise from disputes involving these third parties. We may incur substantial expenses in defending against prospective claims, regardless of their merit. Successful claims against us may result in substantial monetary liability, significantly impact our results of operations in one or more quarters or materially disrupt the conduct of our business.

Our success depends in part on our ability to obtain and enforce intellectual property protection for our products, to preserve our trade secrets and to operate without infringing the proprietary rights of third parties, as previously stated. The validity and breadth of claims covered in our copyrights and trademarks that we intend to file involve complex legal and factual questions and, therefore, may be highly uncertain. No assurances can be given that any future copyright, trademark or other applications will be issued, that the scope of any future intellectual property protection will exclude competitors or provide competitive advantages to the Company, that any of our copyrights or trademarks will be held valid if subsequently challenged, that others will not claim rights in, or ownership of, the potential copyrights or trademarks or other proprietary rights held by us or that our intellectual property will not infringe, or be alleged to infringe, the proprietary rights of others. Furthermore, there can be no assurance that others have not developed or will not develop similar products. In addition, whether or not additional intellectual property protection is issued to the Company, others may hold or receive intellectual protection covering products that were subsequently developed by the Company; and no assurance can be given that others will not or have not independently developed or otherwise acquired substantially equivalent intellectual property.

The Company’s success is dependent on current management, who may be unable to devote sufficient time to the development of Asgaard Media’s business plan, which could cause the business to fail.

Asgaard Media is heavily dependent on the management experience of our officers, directors and advisors, and in particular, the experience Wm. Alan Pezzuto brings to the Company. There is currently no employment contract by and between any officer/director/employee of the Company.  If the Company lost either officer/director, it would negatively impact and delay operations and there is no assurance that suitable replacements could be found. Additionally, all of our officers and directors are employed outside of Asgaard Media.  Each of them will only be able to devote a limited amount of time, to the development of Asgaard’s business plan unless this offering is successful. If management is required to spend additional time with their outside employment, they may not have sufficient time to devote to Asgaard Media and we would be unable to develop our business plan resulting in the business failure.

Risks Relating to the Motion Picture Industry

We face intense competition in the market from larger more established companies that offer a wider array of products. These competitors will make it difficult for us to offer competing products and grow our business. In the production phase, competition will affect our ability to obtain the services of preferred performers and other creative personnel.  We will be competing with the producers of other films in arranging for distribution in the domestic theatrical marketplace and in other markets and media.  In the distribution phase, competition will limit the availability of theaters required for the successful distribution of our products.  These products will be competing directly with other motion pictures and indirectly with other forms of public entertainment. Companies that are larger, better funded, and have longer operating histories dominate our industry. We may not be able to compete successfully against our future competitors and competition could have a material adverse effect on our business, results of operations and financial condition. Our potential competitors may develop superior products and services that achieve greater market acceptance than ours. Accordingly, failure of our marketing campaign to expand our distribution channels will result in the failure of the business.

Industry changes may have a negative impact on our operations. The entertainment business, in general and the motion picture business in particular, are undergoing significant changes, primarily due to technological developments.  These developments have resulted in the availability of alternative forms of leisure time entertainment, including expanded pay and basic cable television, syndicated television, video cassettes, video discs, digital video disks (DVDs) and video games.  During the last several years, revenues from licensing of motion pictures to network television have decreased (and fewer films are now being licensed for any price to network television), while revenues from pay television, DVDs and the Internet have increased relative to network.  The level of theatrical success remains a critical factor in generating revenues in these ancillary markets.  It is impossible to accurately predict the effect that these and other new technological developments may have on the motion picture industry (See "BUSINESS-Motion Picture Industry Overview"). These uncertainties as well as others outlined herein may have a negative impact on our operations and could result in the complete failure of our business.

Our success depends on our ability to develop, maintain and increase our sales distribution channels. The inability to establish distribution channels, may severely limit our growth prospects. Our business success is completely dependent on our ability to develop, maintain and expand our distribution channels. Revenues derived therefrom represent vital funds for our continued operations. The loss or damage of any of our business relationships and or revenues derived therefore will result in the inability to market and produce our products.

Any disruptions or failures on the distribution of our films may result in the failure of our business. The profitable distribution of a motion picture depends in large part on the availability of one or more capable and efficient distributors who are able to arrange for appropriate advertising and promotion, proper release dates and bookings in first-run and other theaters.  We intend to enlist a public relations firm to create additional publicity for our projects; however, no such arrangement has yet been made.  Presently, we have no distribution arrangements and there can be no assurance that profitable distribution arrangements will be obtained for our projects or that our projects can or will be distributed profitably.  The members of our board of directors have extensive experience in self-distribution or “Four Walling,” however this, in and of itself, cannot guarantee successful distribution.  Any disruptions, delays or failures in this aspect of our business could result in the failure of our business.

Our success may be dependent on foreign markets.  Many films are released each year that are not commercially successful and fail to recoup their production costs from United States theatrical distribution.  Foreign and ancillary markets have, therefore, become increasingly important.  As such we may rely on foreign and ancillary markets for our revenue. Although both foreign and ancillary markets have grown, neither provides a guarantee of revenue.  Licensing of a motion picture in the ancillary markets is particularly dependent upon performance in theatrical distribution.  Thus, if one of our motion pictures is not an artistic or critical success or if, for any reason, it is not well-received by the public, it may be a financial failure. There are no assurances that all of our films will not be financial failures, resulting in a complete failure of our business.

We operate in a regulated industry and changes in regulations or violations of regulations may result in increased costs or sanctions that could reduce our revenues and profitability.

The motion picture industry is subject to extensive and complex federal and state laws and regulations related to safety, conduct of operations, payment for services and payment for creative talent.  If we fail to comply with the laws and regulations that are directly applicable to our business, we could suffer civil and/or criminal penalties or be subject to injunctions and delays in production schedules orders.

Foreign distribution rules and regulations may have an adverse impact on our operations. Foreign distribution of a motion picture (i.e., outside the United States and Canada) may require the use of various foreign distributors.  Some foreign countries may impose government regulations on the distribution of films.  Also revenues derived from the distribution of the Pictures in foreign countries, if any, may be subject to currency controls and other restrictions that may temporarily or permanently prevent the our ability to receive or account for such revenue. To the extent that we have made the economic decision to pursue a particular film project based upon foreign distribution, our operations may suffer.

Risk Factors Relating to This Offering

Even if our projects are successful, we may not be successful and our investors may still lose their investment.  A motion picture typically goes from the producer to the distributor, who in turn, may send it to territorial sub-distributors, who send it to theatrical exhibitors.  The box office receipts generated by a motion picture travel this same route in reverse.  The exhibitor takes a percentage and sends the balance to the sub-distributor, who takes a cut and sends the balance to the distributor, who takes a cut and sends the balance to the producer.  The problem for the private investors with this system is that such investors, who have had their money at risk for the longest time, are at the tail end of the box office receipts chain.  Thus, even if we are successful in negotiating a distribution deal, we will still rely heavily on a participation in the film's net profits, which means we will be last in line to benefit from such a revenue stream, if any.

Our shares are not currently traded on any stock market and there is no assurance that shares purchased pursuant to this offering can be resold and if resold will be at prices at or above the offering price. The offering price of $2.50 per share was arbitrarily determined and bears no relationship to our earnings, book value, or any other recognized criteria of value. At the present time there is no public market for our common stock and we cannot predict the extent to which investor interest in us will lead to the development of an active, liquid trading market. Investors should not consider investing in this offering unless they can afford the complete loss of their investment.

Our current shareholders are simultaneously offering 2,50,000 of their own common shares through a secondary offering in conjunction with the company’s 10,000,000 common share offering, which may negatively impact the company’s success in the offering of their common shares.

 are offering a combined 2,500,000 common shares through this offering.  There are no agreements in place to prevent any of them from selling their common shares once they are registered.   If all of them offer and sell their shares before the Company has reached its minimum threshold of 20,000 common shares it may prevent the Company from ever obtaining the minimum requirement resulting in the business to fail.

Our officers and directors control a significant amount of our stock, allowing them to influence the Company's future direction. Our directors and officers will directly or control, assuming 10,000,000 Shares are sold, approximately 57.91% of the outstanding shares of Common Stock on an undiluted basis.  As a result, the directors and officers will have significant voting power when electing the board of directors, which in turn influences the policies of the Company. Please refer to “Principal Shareholders” on page 51.

Investors in this offering will bear a substantial risk of loss due to immediate and substantial dilution.

The present owners of each of the Company’s issued and outstanding securities acquired such securities at a cost substantially less than that which the investors in this offering will pay.  Upon the sale of the shares offered hereby, the investors in this offering will experience an immediate and substantial “Dilution”.  Therefore, the investors in this offering will bear a substantial portion of the risk of loss.  Additionally, sales of securities of the Company in the future could result in further “dilution.”

"Dilution" represents the difference between the offering price of the common stock of the Company and the net book value per share of common stock immediately after completion of the offering.  "Net Book Value" is the amount that results from subtracting total liabilities of the Company from total assets.  In this offering, the level of dilution is relatively substantial as a result of the low book value of the Company's issued and outstanding stock.  The net book value of the Company on June 30, 2009 was $18,782 or $0.000046 per share.  Assuming all shares offered herein are sold, and given effect to the receipt of the maximum estimated proceeds of this offering from shareholders, the net book value of the Company will be $25,018,782 or $0.495058  per share.  Therefore, the purchasers of the Common Stock in this offering will suffer an immediate and substantial dilution of approximately $2.004941 per share, while the present stockholders of the Company will receive an immediate and substantial increase of $2.499954 per share in the net tangible book value of the shares they hold.  This will result in an 80.19% dilution for purchasers of stock in this offering (assuming the maximum offering 10,000,000 shares is obtained. Please refer to "Dilution" on page 15).

We will incur significant costs as a result of operating as a reporting company, and our management will be required to devote substantial time to compliance initiatives.

Upon the effectiveness of the registration statement of which this prospectus forms a part, we will incur significant legal, accounting and other expenses as a fully-reporting public company.  Moreover, the Sarbanes-Oxley Act of 2002 (the "Sarbanes-Oxley Act"), as well as new rules subsequently implemented by the SEC, have imposed various new requirements on public companies, including requiring changes in corporate governance practices.  Our management will need to devote a substantial amount of time to these new compliance initiatives.  Moreover, these rules and regulations will increase our legal and financial compliance costs and will make some activities more time-consuming and costly.

The Sarbanes-Oxley Act also requires, among other things, that we maintain effective internal controls for financial reporting and disclosure controls and procedures.  In particular, we must perform system and process evaluation and testing of our internal controls over financial reporting to allow management and our independent registered public accounting firm to report on the effectiveness of our internal controls over financial reporting, as required by Section 404 of the Sarbanes-Oxley Act.  Our testing, or the subsequent testing by our independent registered public accounting firm, may reveal deficiencies in our internal controls over financial reporting that are deemed to be material weaknesses.  Our compliance with Section 404 will require that we incur substantial accounting expense and expend significant management efforts.  Moreover, if we are not able to comply with the requirements of Section 404 in a timely manner, or if we or our independent registered public accounting firm identifies deficiencies in our internal controls over financial reporting that are deemed to be material weaknesses, the market price of our stock could decline, and we could be subject to sanctions or investigations by the SEC or other regulatory authorities, which would require additional financial and management resources.

Participation is subject to risks of investing in micro-capitalization companies.

Asgaard Media believes that certain micro capitalization companies have significant potential for growth, although such companies generally have limited product lines, markets, market shares and financial resources.  The securities of such companies, if traded in the public market, may trade less frequently and in more limited volume than those of more established companies.  Additionally, in recent years, the stock market has experienced a high degree of price and volume volatility for the securities of micro capitalization companies.  In particular, micro capitalization companies that trade in the over-the-counter markets have experienced wide price fluctuations not necessarily related to the operating performance of such companies.

The Company is selling the shares offered in this prospectus without an underwriter and may not be able to sell any of the shares offered herein.

The common shares are being offered on our behalf by our officers, on a best-efforts basis.  No broker-dealer has been retained as an underwriter and no broker-dealer is under any obligation to purchase any common shares. There are no firm commitments to purchase any of the shares in this offering.  Consequently, there is no guarantee that the Company will be capable of selling all, or any, of the common shares offered hereby. Assuming that we are successful in self registration and are able to find a market maker to make a market in our stock, of which there can be no assurance, our securities will likely be subject to the penny stock rules, which apply generally to equity securities with a price of less than $5.00 per share, other than securities registered on certain national exchanges or quoted on the NASDAQ system. The penny stock rules reduce the level of trading activity and the secondary market for a security that becomes subject to the penny stock rules. Therefore, investors in this Offering may find it more difficult to sell their Shares.

Investors cannot withdraw funds once invested and will not receive a refund.

Once the minimum 20,000 shares are sold investors will not have the right to withdraw invested funds.  Subscription payments will be released from the escrow account to Asgaard Media if the Subscription Agreements are in good order and the investor is accepted as an investor by the Company. Therefore, once the minimum shares are sold, investors will not have the use or right to return of such funds during the remaining Offering period or thereafter.

Asgaard Media does not plan to pay dividends in the foreseeable future, and, as a result, stockholders will need to sell shares to realize a return on their investment.

Asgaard Media has not declared or paid any cash dividends on its capital stock since inception.  Asgaard Media intends to retain any future earnings to finance the operation and expansion of its business and does not anticipate paying any cash dividends in the foreseeable future.  As a result, stockholders will need to sell shares of common stock in order to realize a return on their investment, if any.  If no market develops for the common shares in the future investors would lose their entire investment.

You may not be able to sell your shares in our company because there is no public market for our stock.

There is no public market for our common stock. In the absence of being listed, no market is available for investors in our common stock to sell their shares.  We cannot guarantee that a meaningful trading market will develop.  If our stock ever becomes tradable, of which we cannot guarantee success, the trading price of our common stock could be subject to wide fluctuations in response to various events or factors, many of which are beyond our control. In addition, the stock market may experience extreme price and volume fluctuations, which, without a direct relationship to the operating performance, may affect the market price of our stock.

There is currently no market for Asgaard Media’s common stock, but if a market for our common stock does develop, our stock price may be volatile.

There is currently no market for Asgaard Media’s common stock and there is no assurance that a market will develop. If a market develops, it is anticipated that the market price of Asgaard Media’s common stock will be subject to wide fluctuations in response to several factors including:

❑	The ability to complete the development of Asgaard Media’s projects in order to provide them to the public;

❑	The ability to generate revenues from sales;

❑	The ability to generate brand recognition of the Asgaard Media products and services and acceptance by consumers;

❑	Increased competition from competitors who offer competing services;

❑	The Company’s financial condition and results of operations; and

❑	The ability to continue to find and develop new and screenplays and other intellectual property into viable commercial projects.

The trading in our shares will be regulated by the Securities and Exchange Commission Rule 15g-9 which established the definition of a “penny stock.”

The SEC has adopted rules that regulate broker/dealer practices in connection with transactions in penny stocks. The rules, in part, require broker/dealers to provide penny stock investors with increased risk disclosure documents and make a special written determination that a penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction.  These heightened disclosure requirements may have the effect of reducing the number of broker/dealers willing to make a market in our shares, reducing the level of trading activity in any secondary market that may develop for our shares, and accordingly, customers in our securities may find it difficult to sell their securities, if at all.

The shares being offered are defined as a penny stock under the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), and rules of the Commission. The Exchange Act and such penny stock rules generally impose additional sales practice and disclosure requirements on broker-dealers who sell our securities to persons other than certain accredited investors who are, generally, institutions with assets in excess of $5,000,000 or individuals with net worth in excess of $1,000,000 or annual income exceeding $200,000 ($300,000 jointly with spouse), or in transactions not recommended by the broker-dealer. For transactions covered by the penny stock rules, a broker dealer must make certain mandated disclosures in penny stock transactions, including the actual sale or purchase price and actual bid and offer quotations, the compensation to be received by the broker-dealer and certain associated persons, and deliver certain disclosures required by the Commission. Consequently, the penny stock rules may make it difficult for you to resell any shares you may purchase, if at all.

While Asgaard expects to apply for listing on the OTC Bulletin Board (OTCBB), we may not be approved, and even if approved, shareholders may not have a market to sell their shares, either in the near term or in the long term.

We can provide no assurance to investors that our common stock will be traded on any exchange or electronic quotation service. While we expect to apply to the OTC Bulletin Board, we may not be approved to trade on the OTCBB, and we may not meet the requirements for listing on the OTCBB.  If we do not meet the requirements of the OTCBB, our stock may then be traded on the "Pink Sheets," and the market for resale of our shares would decrease dramatically, if not be eliminated.

Shares eligible for future sale may adversely affect our stock price

All of the presently outstanding shares of common stock, aggregating 40,537,000 shares of common stock, are “restricted securities” as defined under Rule 144 promulgated under the Securities Act and may only be sold pursuant to an effective registration statement or an exemption from registration, if available. Rule 144, as amended, is an exemption that generally provides that a person who has satisfied a one year holding period for such restricted securities may sell, within any three month period (provided Asgaard is current in its reporting obligations under the Exchange Act), subject to certain manner of resale provisions, an amount of restricted securities which does not exceed the greater of 1% of a company’s outstanding common stock or the average weekly trading volume in such securities during the four calendar weeks prior to such sale. At such time as these shares become unrestricted and available for sale, the sale of these shares by this individual, whether pursuant to Rule 144 or otherwise, may have an immediate negative effect upon the price of Asgaard’s common stock in any market that might develop.

These risk factors, individually or occurring together, would likely have a substantial negative effect on Asgaard Media’s business and would likely cause it to fail.

FORWARD-LOOKING STATEMENTS

THE FORWARD-LOOKING STATEMENTS ARE BASED UPON MANAGEMENT'S CURRENT VIEWS AND ASSUMPTIONS REGARDING FUTURE EVENTS AND OPERATING PERFORMANCE, AND ARE APPLICABLE ONLY AS OF THE DATES OF SUCH STATEMENTS.  WE DO NOT HAVE ANY INTENTION OR OBLIGATION TO UPDATE PUBLICLY ANY FORWARD-LOOKING STATEMENTS, WHETHER AS A RESULT OF NEW INFORMATION, FUTURE EVENTS, CHANGES IN ASSUMPTIONS, OR OTHERWISE.

This prospectus contains forward-looking statements about Asgaard Media’s business, financial condition and prospects that reflect the Company’s management’s assumptions and beliefs based on information currently available. Asgaard can give no assurance that the expectations indicated by such forward-looking statements will be realized. If any of the Company’s assumptions should prove incorrect, or if any of the risks and uncertainties underlying such expectations should materialize, the actual results may differ materially from those indicated by the forward-looking statements.

The key factors that are not within the Company’s control and that may have a direct bearing on operating results include, but are not limited to, acceptance of the proposed merchandising concept that Asgaard expects to market, the Company’s ability to establish a customer base, management’s ability to raise capital in the future, the retention of key employees and changes in the regulation of the industry in which the Company functions.

There may be other risks and circumstances that management may be unable to predict. When used in this prospectus, words such as, “believes,” “expects,” “intends,” “plans,” “anticipates,” “estimates” and similar expressions are intended to identify and qualify forward-looking statements, although there may be certain forward-looking statements not accompanied by such expressions.

USE OF PROCEEDS

We are offering a minimum of 20,000 shares and a maximum of 10,000,000 shares of our common stock on a best efforts and self-underwritten basis.  The offering price per share is $2.50. There is no assurance that Asgaard Media will sell through the direct offering the minimum 20,000 common shares nor the 10,000,000 as anticipated.

The following table below sets forth the uses of proceeds assuming the sale of 25%, 50%, 75% and 100% of the securities offered for sale in this offering by the company. If the offering is fully subscribed the proceeds will be applied in the manner described below.    If less than the full numbers of shares are subscribed, the proceeds will be applied in the order of priority listed.  The Company expects to apply the proceeds over a period of approximately 24 months in the following order of priority.  For further discussion see “Management’s Discussion and Plan of Operation”  on page 46.

	If 25% of	If 50% of	If 75% of	If 100% of
	Shares are	Shares are	Shares are	Shares are
	Sold	Sold	Sold	Sold

GROSS PROCEEDS FROM THIS OFFERING	$6,250,000	$12,500,000	$18,750,000	$25,000,000

Less: OFFERING EXPENSES
Legal, Accounting and Professional Fees	$16,500	$16,500	$16,500	$16,500
Blue Sky Fees	$500	$1,000	$2,000	$2,500
Edgar Agent Fees	$1,000	$1,000	$1,000	$1,000
Transfer Agent Fees	$3,000	$6,000	$9,000	$12,000

SUB-TOTAL	$21,000	$24,500	$28,500	$32,000

NET PROCEEDS FROM OFFERING	$6,229,000	$12,475,500	$18,721,500	$24,968,000

Less: USE OF NET PROCEEDS

General and Administrative Expense	300,000	300,000	300,000	300,000
Salary and Consulting Expenses	350,000	700,000	1,150,000	1,150,000
Pre-Production Expenses	150,000	560,000	750,000	750,000
Production Expense 1st Film	3,000,000	3,000,000	3,000,000	3,000,000
Marketing Expense 1st Film	500,000	1,000,000	2,000,000	2,300,000
General Working Capital	429,000	615,500	521,500	468,000
Production Expense 2nd Film	1,000,000	2,300,000	2,500,000	2,500,000
Marketing Expense 2nd Film	500,000	1,000,000	1,000,000	1,500,000
Television Production	0	3,000,000	3,000,000	3,000,000
Production Expense 3rd Film	0	0	3,000,000	8,000,000
Marketing Expense 3rd Film	0	0	1,500,000	2,000,000
SUB-TOTAL	$6,229,000	$12,475,500	$18,721,500	$24,968,000

TOTALS	$6,250,000	$12,500,000	$18,750,000	$25,000,000

The above figures represent only estimated costs.

General Working Capital. This may include, but not be limited to, printing costs, postage, telephone services, overnight delivery services and other general operating expenses.

Pre-Production Expenses.  This may include, but not be limited to, research, script preparation, script breakdown, budget preparation, location scouting, costume design, set construction.

Production Expenses. This includes direct and indirect expense from the date of first principal photography through project completion.

Marketing Expenses. This may include, but not be limited to, advertising, promotion, and strategic alliance development.

Salary and Consulting Expenses.  The Company anticipates meeting its staffing need through a combination of outside third party service providers and salaried employees.

Television Production. This includes direct and indirect expense from research, script preparation, script breakdown, budget preparation, location scouting, costume design, set construction principal photography through project completion and includes advertising, promotion and strategic alliance related to potential television projects.

In the case that the offering does not reach the maximum and the total proceeds are less than those indicated in the table, Asgaard will have the discretion to apply the available net proceeds to various indicated uses within the dollar limits established in the table above.

DETERMINATION OF OFFERING PRICE

There is no established market for the Registrant's stock. Asgaard Media’s offering price for shares sold pursuant to this offering is set at $2.50. This offering price is not based on any objective measure of value and was completely arbitrary.

DILUTION

“Dilution” represents the difference between the offering price of the shares of Common Stock and the net book value per share of common stock immediately after completion of the offering. "Net book value" is the amount that results from subtracting total liabilities from total assets. In this offering, the level of dilution is increased as a result of the relatively low book value of Asgaard Media’s issued and outstanding stock. This is due in part to shares of common stock issued to the Company’s founders totaling 36,815,000 shares at $0.001 per share and 3,722,000 shares that were issued for cash and services valued at $0.10 per share versus the current offering price of $2.50 per share. Please refer to the section titled “Transactions with Related Persons, Promoters and Certain Control Persons” on page 58, for more information. The Company’s net book value on June 30, 2009 was 18,783.  Assuming that all of the 10,000,000 shares of common stock offered in this Prospectus are sold, and in effect the Company receives the maximum proceeds of this offering from shareholders, Asgaard Media’s net book value will be approximately $0.495059 per share. Therefore, any investor will incur an immediate and substantial dilution of approximately $2.004941 per share, while the Company’s present stockholders will receive an increase of $2.004478 per share in the net tangible book value of the shares that they hold. This will result in 80.18% dilution for purchasers of stock in this offering.

In the event that 75% of the offering or 18,750,000 shares is achieved, The Company’s net book value will be approximately $0.000463 per share. Therefore, any investor will incur an immediate and substantial dilution of approximately $2.109285 per share while the present stockholders will receive an increase of $2.108822 per share in the net tangible book value of the shares they hold. This will result in a 84.35% dilution for purchasers of stock in this offering.

In the event that 50% of the offering or 12,500,000 shares is achieved, the Company’s net book value will be approximately $0.274915 per share. Therefore, any investor will incur an immediate and substantial dilution of approximately $2.225085 per share while the present stockholders will receive an increase of $2.224622 per share in the net tangible book value of the shares they hold. This will result in a 88.98% dilution for purchasers of stock in this offering.

In  the  event  that  25%  of  the  maximum  proceeds  is  raised  through  the  sale  of  6,250,000  shares,  the Company’s net book value will be approximately $0.145660 per share. Any investor will suffer an immediate and substantial dilution of approximately $2.354340 per share while the present stockholders will receive an increase in value of $2.353876 per share in the net tangible book value of the shares they hold. This will result in a 94.16% dilution for purchasers of stock in this offering.

The following table illustrates the dilution to the purchasers of the common stock in this offering.  The table below includes an analysis of the dilution that will occur if 25%, 50%, 75% of the shares are sold, as well as the dilution if all shares are sold:
Dilution Table

	25% of	50% of	75% of	Maximum
	Offering	Offering	Offering	Offering

Offering Price Per Share	$2.50	$2.50	$2.50	$2.50

Book Value Per Share Before the Offering	$0.000463	$0.000463	$0.000463	$0.000463

Book Value Per Share After the Offering	$0.145660	$0.274915	$0.390715	$0.495059

Net Increase to Original Shareholders	$2.353876	$2.224622	$2.108822	$2.004478

Decrease in Investment to New Shareholders	$2.354340	$2.225085	$2.109285	$2.004941

Dilution to New Shareholders (%)	94.16%	88.98%	84.35%	80.18%

PLAN OF DISTRIBUTION; TERMS OF THE OFFERING

The Company’s offering consists of a maximum of 10,000,000 shares of common stock to be sold by Asgaard Media at $2.50 per share. The selling shareholders offering consists of 2,500,000 shares of our common stock that is to be sold at the same price.

General

There has been no market for our securities.  Our common stock is not traded on any exchange or on the over-the-counter market. After the effective date of the registration statement relating to this prospectus, we hope to have a market maker file an application with FINRA for our common stock to be eligible for trading on the Over the Counter Bulletin Board (OTCBB). We do not yet have a market maker who has agreed to file such application.  There can be no guarantee that the Company will ever be successful in obtaining a market for its common stock in the future.  If no market can be developed for our common stock any investment made into the Company’s common stock would be lost in its entirety.

The Company is offering a minimum 20,000 and a maximum of 10,000,000 common shares at 2.50 per share.  The selling shareholders are offering 2,500,000 common shares at $2.50 per share.  The selling shareholders have indicated that they do not plan to offer and sell their shares prior to the Company selling the minimum required 20,000 common shares set forth in the Company’s offering. However, there are no formal agreements or contracts by and between the Company and any selling shareholder to this effect.

All expenses of the registration statement including, but not limited to, legal, accounting, printing and mailing fees are and will be borne by us. Any commissions, discounts or other fees payable to brokers or dealers in connection with any sale of the shares of common stock will be borne by the selling security holders, the purchasers participating in such transaction, or both.

Any shares of common stock covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act, as amended, may be sold under Rule 144 rather than pursuant to this prospectus.

Company’s Offering-Minimum 20,000 and a Maximum of 10,000,000 Common Shares Offered

Asgaard Media is offering up to 10,000,000 shares of common stock in a direct public offering, without any involvement of underwriters or broker-dealers with a minimum requirement of 20,000 shares to be sold within 270 days from the effective date of this registration statement. The offering price is $2.50 per share. Funds from this offering will be placed in a separate bank account at Washington Mutual Bank (to Standard Transfer & Trust Company, Inc.-Escrow Account fbo Asgaard Media) The funds will be maintained in the separate bank until we receive $50,000 at which time we will remove those funds and use the same as set forth in the Use of Proceeds section of this prospectus. If we have not sold 20,000 shares and raised $50,000 within 270 days of the effective date of our registration statement, all funds will be promptly returned to you without a deduction of any kind. However, future actions by creditors in the subscription period could delay us in refunding your money if we are unable to raise the minimum $50,000 within the 270-day period. During the 270-day period, no funds will be returned to you. You will only receive a refund of your subscription if we do not raise $50,000 within the 270-day period referred to above. Sold securities are deemed securities which have been paid for with collected funds prior to expiration of 270 days after the effective date of this registration statement. Collected funds are deemed funds that have been paid by the drawee bank. Our officers and directors will make the determination regarding whether the offering conditions are satisfied. There are no finders involved in our distribution.

We will sell the shares in this offering through our officers and directors. They will not receive any commission from the sale of any shares. They will not register as a broker/dealers under Section 15 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), in reliance upon Rule 3a4-1. Rule 3a4-1 sets forth those conditions under which a person associated with an issuer may participate in the offering of the issuer's securities and not be deemed to be a broker/dealer. The conditions are that:

1. The person is not statutorily disqualified, as that term is defined in Section 3(a)(39) of the Exchange Act, at the time of his participation; and,

2. The person is not compensated in connection with his participation by the payment of commissions or other remuneration based either directly or indirectly on transactions in securities; and,

3. The person is not at the time of their participation, an associated person of a broker/dealer; and,

4. The person meets the conditions of Paragraph (a)(4)(ii) of Rule 3a4-1 of the Exchange Act, in that he (A) primarily performs, or is intended primarily to perform at the end of the offering, substantial duties for or on behalf of the issuer otherwise than in connection with transactions in securities; and (B) is not a broker or dealer, or an associated person of a broker or dealer, within the preceding 12 months; and (C) do not participate in selling and offering of securities for any issuer more than once every 12 months other than in reliance on Paragraphs (a)(4)(i) or (a)(4)(iii) of Rule 3a4-1.

Our officers and directors are not statutorily disqualified, are not being compensated, and are not associated with a broker/dealer. They are and will continue to be our officers and directors at the end of the offering and have not been during the last 12 months and are currently not a broker/dealer or associated with a broker/dealer. They have not during the last 12 months and will not in the next 12 months offer or sell securities for another corporation. Asgaard Media’s officers and directors may not purchase any securities in this offering.

We intend to distribute the prospectus to friends, relatives, and business associates of our officers and directors and our officers and directors will not purchase any shares in this offering and there will be no offers or sales to affiliates of our officers and directors. Further, the shares will not be offered through any media or through investment meetings. Our officers and Directors will personally contact potential investors. The only means of communication will be verbal, by telephone or personal contact. The only document to be delivered in connection with the offering will be this prospectus. No communications or prospectus will be delivered prior to the effective date of our registration statement.

Offering Period and Expiration Date

This offering will start after the registration statement is deemed effective by the Securities and Exchange Commission and continue for a period of up to 270 days.

The prospectus will not be provided or made available by the Company its officers and/or directors to any potential purchaser(s) prior to effectiveness of this registration statement.

Procedures for Subscribing

If you decide to subscribe for any shares in this offering, you must

1. execute and deliver a subscription agreement; and
2. deliver a check or certified funds to us for acceptance or rejection.

The subscription agreement requires you to disclose your name, address, telephone number, tax identification or social security number, number of shares you are purchasing, and the price you are paying for your shares.

All checks for subscriptions must be made payable to Standard Transfer & Trust Company, Inc. Escrow Account fbo Asgaard Media and sent to Asgaard Media C/O Standard Transfer & Trust Company, Inc. at 2980 South Rainbow Boulevard, Suite 220H, Las Vegas, Nevada  89164.

Right to Reject Subscriptions

We have the right to accept or reject subscriptions in whole or in part, for any reason or for no reason. All monies from rejected subscriptions will be returned immediately by us to the subscriber, without interest or deductions. Subscriptions for securities will be accepted or rejected within 48 hours after we receive them.

Separate Account for Subscriptions

 Subscriptions will be placed in a separate escrow account at Washington Mutual Bank, held by Standard Transfer & Trust Company, Inc., until we have received $50,000. Upon receipt of $50,000, we will withdraw and use the funds. If we do not receive the $50,000 within 270 days of the effective date of this offering, all subscription proceeds received will be promptly returned to each investor without interest or deduction.

Selling Security Holders-Offering 2,500,000 Common Shares

2,500,000 shares are being offered by current shareholders, of which 160,000 shares are held by officers and directors of the Company.  The shares are being offered at $2.50 per share.  The owners of the shares to be sold by means of this prospectus are referred to as the “selling shareholders.”

 The following table sets forth the shares beneficially owned, as of June 30, 2009, by the selling security holders prior to the offering contemplated by this prospectus, the number of shares each selling security holder is offering by this  prospectus and the number of shares which each would own beneficially if all such offered shares are sold.

None of the selling security holders is a registered broker-dealer or an affiliate of a registered broker-dealer.  Each of the selling security holders has acquired his, her or its shares solely for investment and not with a view to or for resale or distribution of such securities.  The shares were offered and sold to the selling security holders pursuant to the exemption from the registration under the Securities Act.   Some of the selling security holders are officers and directors of our Company.

The percentages below are calculated based on 50,537,000 shares of our common stock issued and outstanding. We do not have any outstanding options, warrants or other securities exercisable for or convertible into shares of our common stock.

Name	Number of Shares Held Pre-Offering	Number of Shares Offered	Number of Shares Owned Post- Offering	Percentage of Shares Owned Post- Offering
Minor L. Pezzuto	2,500,000	175,000	2,325,000	4.60%
Christopher Robert Baker	5,000,000	350,000	4,650,000	9.20%
Jessie M. Novorr	250,000	25,000	225,000	0.45%
Merlion Entertainment, Ltd	5,000,000	350,000	4,650,000	9.20%
Barbara Mitchell	2,000,000	140,000	1,860,000	3.68%
Stephen J. Sallus	2,000,000	140,000	1,860,000	3.68%
Minor E. Pezzuto	2,500,000	175,000	2,325,000	4.60%
Becky Bristow	250,000	25,000	225,000	0.45%
Michael Pass	300,000	21,000	279,000	0.55%
Alice M. Matano	100,000	10,000	90,000	0.18%
Erin Giudice	100,000	10,000	90,000	0.18%
Irving & Sandy Sallus	22,500	3,000	19,500	0.04%
Anthony A. Pezzuto	500,000	35,000	465,000	0.92%
Freedman Matt	22,500	3,000	19,500	0.04%
Melvin William Winn	2,000,000	140,000	1,860,000	3.68%
Kathryn Perry or AM Snider	1,000,000	70,000	930,000	1.84%
Whitney D. Lund	100,000	10,000	90,000	0.18%
Douglas Scheving	4,000,000	280,000	3,720,000	7.36%
Megan Simpson	400,000	30,000	370,000	0.73%
Blythe C. Stewart	500,000	35,000	465,000	0.92%
Betzenhouser Family Trust	1,500,000	105,000	1,395,000	2.76%
Janet S. Gayler	150,000	11,000	139,000	0.28%
John V. Kopaunik	100,000	7,000	93,000	0.18%
Kristian De La Rossa	25,000	3,000	22,000	0.04%
Neubert Family Trust	1,500,000	105,000	1,395,000	2.76%
Peder K. Davisson Revocable Trust	2,000,000	164,000	1,836,000	3.63%
Steven W. Pepin	250,000	25,000	225,000	0.45%
Jacqueline Halliday	10,000	2,000	8,000	0.02%
Paul Ray	10,000	2,000	8,000	0.02%
Claude William Chappell IV	10,000	2,000	8,000	0.02%
Zeljko Mileta	10,000	2,000	8,000	0.02%
Benedict Dugger	10,000	2,000	8,000	0.02%
Gara & Michelle Bain	10,000	2,000	8,000	0.02%
Robert Lalich	10,000	2,000	8,000	0.02%
The Horton Family Living Trust	10,000	2,000	8,000	0.02%
Dominic Tavares	10,000	2,000	8,000	0.02%
Michele Li Sheppard	10,000	2,000	8,000	0.02%
Kevin Peck	20,000	4,000	16,000	0.03%
Alice M. DePrisco	10,000	2,000	8,000	0.02%
John A. DePrisco	10,000	2,000	8,000	0.02%
Kathryn J. Dechene	20,000	4,000	16,000	0.03%
Francis Rutherford	10,000	2,000	8,000	0.02%
Salvatore Alphonso DePrisco	10,000	2,000	8,000	0.02%
Marilyn Joyce Piperno	10,000	2,000	8,000	0.02%
Robert Jason Pesheck	50,000	5,000	45,000	0.09%
Jeff Perkowitz	10,000	2,000	8,000	0.02%
Trent Julian	50,000	5,000	45,000	0.09%
Emad Elouri	22,500	3,000	19,500	0.04%
TOTAL	34,392,500	2,500,000	31,892,500	63.11%

Notes:
This chart assumes the sale of all 10,000,000 shares of Company stock offered in this prospectus.

These shares may be sold by one or more of the following methods, without limitations.

• A block trade in which a broker or dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
• Purchase by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this prospectus;
• Ordinary brokerage transactions and transactions in which the broker solicits purchasers
• Face to face transactions between sellers and purchasers without a broker/dealer.

In competing sales, brokers or dealers engaged by the selling shareholders may arrange for other brokers or dealers to participate. Brokers or dealers may receive commissions or discounts from selling shareholders in amounts to be negotiated. As to any particular broker-dealer, this compensation might be in excess of customary commissions. Neither, we nor the selling stockholders can presently estimate the amount of such compensation.

The selling shareholders and any broker/dealers who act in connection with the sale of the shares will be deemed to be “underwriters” within the meaning of the Securities Acts of 1933, and any commissions received by them and any profit on any resale of the shares as a principal might be deemed to be underwriting discounts and commissions under the Securities Act.

If any selling shareholders enters into an agreement to sell his or her shares to a broker/dealer as principal and the broker/dealer is acting as an underwriter, we will file a post-effective amendment to the registration statement, of which this prospectus is a part, identifying the broker/dealer, providing required information concerning the plan of distribution, and otherwise revising the disclosures in this prospectus as needed. We will also file the agreement between the selling shareholder and the broker/dealer as an exhibit to the post-effective amendment to the registration statement.

We have advised the selling shareholders that they and any securities broker/dealers or others who will be deemed to be statutory underwriters will be subject to the prospectus delivery requirements under the Securities Act of 1933. We have advised each selling shareholder that in the event of a “distribution” of the shares owned by the selling shareholder, such selling shareholder, any “affiliated purchasers,” and any broker/dealer or other person who participates in the distribution may be subject to Rule 102 of Regulation M under the Securities Exchange Act of 1934 (“1934 Act”) until their participation in that distribution is complete. Rule 102 makes it unlawful for any person who is participating in a distribution to bid for or purchase stock of the same class, as is the subject of the distribution. A “distribution” is defined in Rule 102 as an offering of securities “that is distinguished from ordinary trading transaction by the magnitude of the offering and the presence of special selling efforts and selling methods.” We have advised the selling shareholders that Rule 101 of Regulation M under the 1934 Act prohibits any “stabilizing bid” or “stabilizing purchase” for purpose of pegging, fixing or stabilizing the price of the common stock in connection with this offering.

To our knowledge, no selling shareholder is affiliated with a broker/dealer.

The shares of common stock owned by the selling shareholders may be offered and sold by means of this prospectus from time to time as market conditions permit. If and when our common stock becomes quoted on the OTC Bulletin Board or listed on the securities exchange, the shares owned by the selling shareholders may be sold in public market or in private transactions for cash at prices to be determined at that time. We will not receive any proceeds from the sale of the shares by the selling shareholders.

We may require the selling security holders to suspend the sales of the securities offered by this prospectus upon the occurrence of any event that makes any statement in this prospectus, or the related registration statement, untrue in any material respect, or that requires the changing of statements in these documents in order to make those statements not misleading. We will file a post-effective amendment to this registration statement to reflect any material changes to this prospectus.

Section 15(g) of the Exchange Act

Our shares are "penny stocks" covered by Section 15(g) of the Exchange Act, and Rules 15g-1 through 15g-6 and Rule 15g-9 promulgated thereunder. They impose additional sales practice requirements on broker/dealers who sell our securities to persons other than established customers and accredited investors (generally institutions with assets in excess of $5,000,000 or individuals with net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 jointly with their spouses). While Section 15(g) and Rules 15g-1 through 15g-6 apply to brokers-dealers, they do not apply to us.

Rule 15g-1 exempts a number of specific transactions from the scope of the penny stock rules.

Rule 15g-2 declares unlawful broker/dealer transactions in penny stocks unless the broker/dealer has first provided to the customer a standardized disclosure document.

Rule 15g-3 provides that it is unlawful for a broker/dealer to engage in a penny stock transaction unless the broker/dealer first discloses and subsequently confirms to the customer current quotation prices or similar market information concerning the penny stock in question.

Rule 15g-4 prohibits broker/dealers from completing penny stock transactions for a customer unless the broker/dealer first discloses to the customer the amount of compensation or other remuneration received as a result of the penny stock transaction.

Rule 15g-5 requires that a broker/dealer executing a penny stock transaction, other than one exempt under Rule 15g-1, disclose to its customer, at the time of or prior to the transaction, information about the sales persons compensation.

Rule 15g-6 requires broker/dealers selling penny stocks to provide their customers with monthly account statements.

Rule 15g-9 requires broker/dealers to approve the transaction for the customer's account; obtain a written agreement from the customer setting forth the identity and quantity of the stock being purchased; obtain from the customer information regarding his investment experience; make a determination that the investment is suitable for the investor; deliver to the customer a written statement for the basis for the suitability determination, notify the customer of his rights and remedies in cases of fraud in penny stock transactions; and, the FINRA's toll free telephone number and the central number of the North American Administrators Association, for information on the disciplinary history of broker/dealers and their associated persons. The application of the penny stock rules may affect your ability to resell your shares.

FINRA has adopted rules that require that in recommending an investment to a customer, a broker/dealer must have reasonable grounds for believing that the investment is suitable for that customer. Prior to recommending speculative low priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer's financial status, tax status, investment objectives and other information. Under interpretations of these rules, FINRA believes that there is a high probability that speculative low priced securities will not be suitable for at least some customers. These FINRA requirements make it more difficult for broker/dealers to recommend that their customers buy our common stock, which may have the effect of reducing the level of trading activity and liquidity of our common stock. Further, many brokers charge higher transactional fees for penny stock transactions. As a result, fewer broker/dealers may be willing to make a market in our common stock, reducing a stockholder's ability to resell shares of our common stock.

Again, the foregoing rules apply to broker/dealers. They do not apply to us in any manner whatsoever. Since our shares are covered by Section 15(g) of the Exchange Act, which imposes additional sales practice requirements on broker/dealers, many broker/dealers may not want to make a market in our shares or conduct any transactions in our shares. As such, your ability to dispose of your shares may be adversely affected.

Blue Sky Restrictions on Resale

If a selling security holder wants to sell shares of our common stock under this registration statement in the United States, the selling security holders will also need to comply with state securities laws, also known as “Blue Sky laws” with regard to secondary sales.  All states offer a variety of exemption from registration for secondary sales.  Many states, for example, have an exemption for secondary trading of securities registered under Section 12(g) of the Securities Exchange Act of 1934 or for securities of issuers that publish continuous disclosure of financial and non-financial information in a recognized securities manual, such as Standard & Poor’s.  The broker for a selling security holder will be able to advise a selling security holder which states our common stock is exempt from registration with that state for secondary sales.

Any person who purchases shares of our common stock from a selling security holder under this registration statement who then wants to sell such shares will also have to comply with Blue Sky laws regarding secondary sales.

When the registration statement becomes effective, and a selling security holder indicates in which state(s) he desires to sell his shares, we will be able to identify whether it will need to register or will rely on an exemption there from.

DESCRIPTION OF BUSINESS

General

We were incorporated on January 8, 2008, under the laws of the State of Nevada. We are a development stage independent motion picture producer having our principal office located at 1353 Old Temescal Canyon, Suite 129, Corona, California 92881.Our phone number is (951) 264-3100 and our e-mail is info@asgaardmedia.com.   Our website is at www.asgaard media.com.

Our plan of operation is to engage in the business of developing, producing, marketing and distributing low-budget feature-length films and television programs.  To date, our business activities have been limited to organizational and pre-production activities. These including research and acquisition of media and all ancillary rights to three feature films and one television series. We have conducted initial photography and prepared B roll material as well as developed our website and the prepared and filed our securities registration statement, of which this prospectus is a part.

We currently have no employees except for our officers and directors.  We intend to utilize independent contractors and consultants from time to time to assist in developing, producing and promoting our motion pictures and television properties. Independent contractors are generally paid on a commission, hourly or job-related basis, depending on the services being performed.

We have no plans, arrangements, commitments, or understandings to engage in a merger or acquisition with another company.

Motion Picture Industry Overview

The theatrical motion picture industry in the United States has changed substantially over the last three decades and continues to evolve rapidly. Historically, the “major studios” financed, produced and distributed the vast majority of American-made motion pictures. During the most recent decade, many of the motion pictures released have been produced by “independent producers” even though some of the production financing for such pictures and distribution funds have been provided by the major studio/distributors. In the last couple of years, although fewer truly independently produced movies have been made, they still comprise more than half of all films released each year.

The following general description is a simplified overview of the complex process of producing and distributing motion pictures and is intended to be an aid to investors in understanding the motion picture business. This overview does not describe what will necessarily occur in the case of any of our particular motion pictures.

Production of Motion Pictures

During the filmmaking process, which may take approximately 12 to 24 months from the start of the development phase to theatrical release, a film progresses through several stages. The four general stages of motion picture production are development, pre-production, principal photography and post-production. A brief summary of each of the four general movie production stages follows:

Development

In the development stage, underlying literary material for a motion picture project is acquired, either outright, through an option to acquire such rights or by engaging a writer to create original literary material. If the literary material is not in script form, a writer must be engaged to create a script. The script must be sufficiently detailed to provide the production company and others participating in the financing of a motion picture with enough information to estimate the cost of producing the motion picture. Projects in development do not always become completed motion pictures.

Pre-Production

During the pre-production stage, the production company usually selects a director, actors and actresses, prepares a budget and secures the necessary financing. In cases involving unique or desired talent, commitments must be made to keep performers available for the picture. Some pre-production activities may occur during development.

Principal Photography

Principal photography is the process of filming a motion picture and is the most costly stage of the production of a motion picture. Principal photography may take up to twelve weeks to complete for some projects. Bad weather at locations, the illness of a cast or crew member, disputes with local authorities or labor unions, a director's or producer's decision to re-shoot scenes for artistic reasons and other often unpredictable events can seriously delay the scheduled completion of principal photography and substantially increase its costs. Once a motion picture reaches the principal photography stage, it usually will be completed.

Post-Production
During the post-production stage, the editing of the raw footage and the scoring and mixing of dialogue, music and sound effects tracks take place, and master printing elements are prepared.

Distribution of Motion Pictures

Motion picture revenue is derived from the worldwide licensing of a motion picture: (a) for theatrical exhibition; (b) for non-theatrical exhibition (viewing in airplanes, hotels, military bases and other facilities); (c) to pay television systems for delivery to television receivers by means of cable, over-the-air and satellite delivery systems; (d) to commercial television networks; (e) to local commercial television stations and (f) for reproduction on video cassettes (and video discs) for home video use. Revenue is also derived from licensing “ancillary rights” to a motion picture for the creation of books, published music, soundtrack albums and merchandise. A picture is not always sold in all of these markets or media.

The timing of revenues received from the various sources varies from film to film. Typically, theatrical receipts from United States distribution are received approximately 90% in the first twelve months after a film is first exhibited and 10% in the second twelve months. Theatrical receipts from the rest of the world are typically received 40% in the first year following initial theatrical release, 50% in the second year and 10% in the third year. Home video/DVD royalties are typically received 80% in the first year following theatrical release and 20% in later years. Pay and cable license fees are typically received 65% in the third year, 25% in the fourth year and 10% in the fifth year following theatrical release.

The majority of syndicated domestic television receipts are typically received in the fourth, fifth and sixth years after theatrical release if there are no network television licenses and the sixth, seventh and eighth years if there are network licenses. The markets for film products have been undergoing rapid changes due to technological and other innovations. As a consequence, the sources of revenues available have been changing rapidly and the relative importance of the various markets as well as the timing of such revenues have also changed and can be expected to continue to change.

Expenses incurred in distributing a motion picture are substantial and vary depending on many factors. These factors include the initial response by the public to the motion picture, the nature of its advertising campaign, the pattern of its release (e.g., the number of theaters booked and the length of time that a motion picture is in release). The following is a brief summary of each of the sources of revenue of motion pictures and the distribution/licensing process associated with such sources:

United States Theatrical Distribution

In recent years, United States theatrical exhibition has generated a declining percentage of the total income earned by most pictures, largely because of the increasing importance of cable and pay television, home video and other ancillary markets. Nevertheless, the total revenues generated in the United States theatrical market are still substantial and are still likely to account for a large percentage of revenues for a particular film. In addition, performance in the United States theatrical market generally also has a profound effect on the value of the picture in other media and markets.
Motion pictures are distributed to theatrical markets through numerous branch offices. Theatrical distribution requires the commitment of substantial funds in addition to a motion picture's negative cost. The distributor must arrange financing and personnel to: (a) create the motion picture's advertising campaign and distribution plan; (b) disseminate advertising, publicity and promotional material by means of magazines, newspapers, trailers (“coming attractions”) and television; (c) duplicate and distribute prints of the motion picture; (d) “book” the motion picture in theaters; and (e) collect from exhibitors the distributor's share of the box office receipts from the motion picture. A distributor must carefully monitor the theaters to which it licenses its picture to ensure that the exhibitor keeps only the amounts to which it is entitled by contract and promptly pays all amounts due to the distributor. Distributors will sometimes reach negotiated settlements with exhibitors as to the amounts to be paid and such settlements may relate to amounts due for several pictures.

For a picture's initial theatrical release, a United States theater exhibitor will usually pay to a distributor a percentage of box office receipts, which is negotiated based on the expected appeal of the motion picture and the stature of the distributor. The negotiated percentage of box office receipts remitted to the distributor is generally known as “film rentals” but is more typically defined in distribution agreements to be part of “gross receipts.” Such gross receipts customarily diminish during the course of a picture's theatrical run.

Typically, the distributor's share of total box office receipts over the entire initial theatrical release period will average between 60 to 90 percent depending on the distributor; the exhibitor will retain the remaining 10 to 40 percent. The exhibitor will also retain all receipts from the sale of food and drinks at the theater (concessions). Occasionally, an exhibitor will pay to the distributor a flat fee or percentage of box office receipts against a guaranteed amount. Pay television and new home entertainment equipment (such as video games, computers and video cassette players) offer a more general competitive alternative to motion picture theatrical exhibition of feature films.

Major film distributors are typically granted the right to license exhibition of a film in perpetuity, and normally have the responsibility for advertising and supplying prints and other materials to the exhibitors. Under some arrangements, the distributor retains a distribution fee from the gross receipts, which averages approximately 33% of the film's gross receipts, and recoups the costs incurred in distributing the film. The principal costs incurred are the cost of duplicating the negative into prints for actual exhibition and advertising of the motion picture. The distribution deal usually provides that the parties providing the financing are then entitled to recover the cost of producing the film. However, bank financed productions will typically require that the bank be paid back its principal, interest and fees out of first monies to the distributor. The amount major film distributors spend on prints and advertising is generally left to the discretion of the distributor. In some instances, however, the producer may negotiate minimum expenditures or ceilings on such items.

Foreign Theatrical Distribution

While the value of the foreign theatrical market varies due to currency exchange rate fluctuations and the political conditions in the world or specific territories, it continues to provide a significant source of revenue for theatrical distribution. Because this market is comprised of a multiplicity of countries and, in some cases, requires the making of foreign language versions, the distribution pattern stretches over a longer period of time than does the exploitation of a film in the United States theatrical market. Potential growth in the last decade, although leveling off somewhat in the most recent years. Certain foreign territories, particularly Europe, have seen an increased utilization of home video units due to the relative lack of diversified television programming. Consequently, sales of DVD's have increased in such markets in recent years. Although growth in this area may be reduced because of an increase in television programming in such foreign territories, receipts from home video and DVD's in these markets can be expected to continue to be significant. Films are generally released on home video three to six months after initial domestic theatrical release of the picture, but before the exhibition of the picture on cable/pay or network TV.

United States Television Distribution

Television rights in the United States are generally licensed first to pay television for an exhibition period following home video release, thereafter to network television for an exhibition period, then to pay television again, and finally syndicated to independent stations. Therefore, the owner of a film may receive payments resulting from television licenses over a period of six years or more.

Cable and Pay Television

Pay television rights include rights granted to cable, direct broadcast satellite, microwave, pay per view and other services paid for by subscribers. Cable and pay television networks usually license pictures for initial exhibition commencing six to twelve months after initial domestic theatrical release, as well as for subsequent showings. Pay television services such as Home Box Office, Inc. (“HBO”) and Showtime/The Movie Channel, Inc. (“Showtime”) have entered into output contracts with one or more major production companies on an exclusive or non-exclusive basis to assure themselves a continuous supply of motion picture programming. Some pay television services have required exclusivity as a precondition to such contracts.

The pay television market is characterized by a large number of sellers and few buyers. However, the number of motion pictures utilized by these buyers is extremely large and a great majority of motion pictures that receive theatrical exhibition in the United States are, in fact, shown on pay television.

Network Television

In the United States, broadcast network rights are granted to ABC, CBS, NBC, FOX or other entities formed to distribute programming to a large group of stations. The commercial television networks in the United States license motion pictures for a limited number of exhibitions during a period that usually commences two to three years after a motion picture's initial theatrical release. During recent years, only a small percentage of motion pictures have been licensed to network television, and the fees paid for such motion pictures have declined. This decline is generally attributed to the growth of the pay television and home video markets, and the ability of commercial television networks to produce and acquire made-for-television motion pictures at a lower cost than license fees previously paid for theatrical motion pictures.

Television Syndication

Distributors also license the right to broadcast a motion picture on local, commercial television stations in the United States, usually for a period commencing five years after initial theatrical release of the motion picture, but earlier if the producer has not entered into a commercial television network license. This activity, known as “syndication,” has become an important source of revenues as the number of, and competition for, programming among local television stations has increased.

Foreign Television Syndication

Motion pictures are now being licensed in the foreign television market in a manner similar to that in the United States. The number of foreign television stations as well as the modes of transmission (i.e., pay, cable, network, satellite, etc.). have been expanding rapidly, and the value of such markets has been likewise increasing and we believe will continue to expand. Producers may license motion pictures to foreign television stations during the same period they license such motion pictures to television stations in the United States; however, governmental restrictions and the timing of the initial foreign theatrical release of the motion pictures in the territory may delay the exhibition of such motion pictures in such territory.

Re-licensing

The collective retained rights in a group of previously produced motion pictures is often a key asset, as such pictures may be re-licensed in the pay and commercial television, home video and non-theatrical markets, and occasionally may be re-released for theatrical exhibition.

Although no one can be certain of the value of these rights, certain older films retain considerable popularity, and may be re-licensed for theatrical or television exhibition. New technologies brought about by the continuing improvements in electronics may also give rise to new forms of exhibition which will develop value in the future.

Other Ancillary Markets

A distributor may earn revenues from other ancillary sources, unless the necessary exploitation rights in the underlying literary property have been retained by writers, talent, composers or other third parties. The right to use the images of characters in a motion picture may be licensed for merchandising items such as toys, T-shirts and posters. Motion picture rights may also be licensed for novelization of the screenplay, comic book versions of the screenplay and books about the making of the motion picture. The soundtrack of a motion picture may be separately licensed for soundtrack records and may generate revenue in the form of mechanical performance royalties, public performance royalties and sheet music publication royalties.

An Example Film Budget

Although every picture's budget is unique to that picture, the following sample $1,000,000 budget shows some of the costs involved in producing a motion picture:

	Minimum(1)	Maximum
Screenplay rights	$5,500	$9,700
Producer's Unit	$31,500	$55,125
Director's Unit	$26,000	$45,500
Cast	$46,388	$81,179
Above-the-Line Total	$109,388	$191,504

Production Staff	$52,050	$91,088
Extra Talent	$31,125	$54,468
Set Design	$6,000	$10,500
Set Construction	$5,000	$8,750
Set Operations	$27,300	$47,775
Set Dressing	$15,180	$26,565
Property	$6,400	$11,200
Wardrobe	$11,920	$20,860
Makeup/Hairdressing	$7,870	$13,772
Electrical	$28,920	$50,610
Camera	$29,250	$51,187
Production Sound	$13,670	$23,922
Transportation	$33,000	$57,750
Location Expenses	$51,450	$90,037
Vehicles/Animals	$5,000	$8,750
Film/Lab	$54,140	$94,745
Video	$5,000	$8,750
Production Period Total	$383,275	$670,729

Film Editing	$42,500	$74,375
Music	$5,000	$8,750
Post Production Sound	$40,000	$70,000
Post Production Film Lab	$14,750	$25,812
Optical Effects	$3,000	$5,250
Titles	$8,000	$14,000
Post Production Total	$113,250	$198,187

Publicity	$2,000	$3,500
Insurance	$25,000	$43,750
General Expenses(2)	$54,500	$95,375
Contingencies	$36,974	$64,704
Completion Bond	$18,487	$32,352
Other Total	$136,961	$239,681

Total Above the Line	$109,388	$191,504
Total Below the Line	$633,486	$1,108,597
Total	$742,874	$1,300,101

Notes To Budget

1.           The difference between the Minimum and Maximum columns in most instances represent the approximate dollar amount in each budget category which has been or will be deferred and is exemplary of a lowest feasible cost versus "best case" cost while remaining within the Company's budgetary objectives.

2.           Includes packaging costs (expenses associated with obtaining commitments from a director, actors or other key personnel to be involved in the production of the Picture) and Production Company overhead (the pro rata costs of secretarial services, office rent, utilities and supplies associated with the Picture).

Production

The Company plans to produce its pictures at the lowest possible cost consistent with the quality that it seeks to achieve. The Company will attempt to avoid the substantial overhead associated with major production companies by maintaining a small permanent staff. The Company does not own production facilities or equipment, but will adopt the standard industry practice of renting production facilities and equipment and engaging free-lance production staff, only as necessary, on a picture-by-picture basis.

The Company expects the total production period for a Company-produced motion picture to generally continue for as long as six months and in some instances, even longer. Multiple projects may run concurrently. The following table represents the Producers' estimates of the time periods associated with each phase in the financing, production and distribution of the first Picture:

Financing period	8 weeks
Pre-Production	8 weeks
Principal Photography	6 weeks
Post-Production	10 weeks
Sneak Previews	35th week
Premiere	40th week
Limited opening	41st week

Distribution Approach

From a business perspective, the primary goal of the Company's film ventures is to maximize the revenues to it and to its investors; however, there can be no assurance that this goal will be achieved or that increased revenues will equate to a higher return on investment. The ultimate commercial success of any motion picture is dependent on its distribution. The Company believes that the most important initial objective in achieving this goal is to maximize proceeds from the United States theatrical release of its pictures, since it considers such theatrical performance to be the single most important determinant of a picture's performance in the subsequent markets of home Video/DVD/Podcasts, pay cable and free broadcast television and foreign.

The Company plans to approach prospective distributors with a completed or nearly completed film, thus potentially maximizing its bargaining position with respect to negotiating the terms of the distribution arrangements. The Company may present the Films at the major film markets held each year in Los Angeles, Cannes and Milan, as well as select international film festivals.

The producers believe they have designed films to be especially attractive to distributors since elements of the films were specifically conceived to appeal to some of the most important segments of the movie-going public, i.e., the 18 to 35 year olds. In particular, the “buddy” elements are designed to primarily appeal to males, the romance is designed to primarily appeal to females and the more universal themes are designed to appeal to foreign audiences also. Considered as a whole, including the Films’ planned soundtracks and name talent, the Company's management expects the films to “cross-over”, i.e., appeal to a total target audience beyond each anticipated segment.

Current Projects

The Company is currently developing six (6) properties, all of which are in various phases of pre-production. The Company has exclusive production and licensing rights to all six properties. Besides selecting movie genres which are believed to be in demand and “recession-resistant,” the Company has developed screenplays capitalizing on a growing trend, especially among successful independent films, to present smaller, character-driven, relationship-oriented stories. Entertainment Weekly seemed to validate the wisdom of this philosophy on August 28, 1992: “There's a reason people told their friends to go see 'Fried Green Tomatoes' (1991, MCA/Universal, PG-13) in theaters-the same reason it's going to rent like crazy on video-and it's something that modern Hollywood tends to overlook: It tells a good story about interesting characters.”

Newsweek Magazine reiterated the essence of the situation on March 1, 1993: “Adult audiences are hungry for movies that they can talk about, that take them places they've never been. The success of Neil Jordan's 'The Crying Game', with little national advertising, suggests that, contrary to the studio head's belief, something different is precisely what a lot of people want to see.” In the decade since these statements studies have been conducted by various groups and individuals such as S. Abraham Ravid, a professor of economics and finance at Rutgers University, who in a 1999 study of almost 200 films released between 1991 and 1993, found that once one considered the other factors influencing the success of a film, a star had no impact on its rate of return. However it was determined that “High concept” or pictures driven by writing and talent with little known talent had a higher percentage of profitability then those that relied upon special effects and Star power.

In addition, some of the Company's proposed films also contain conventions of Hollywood's highly successful “buddy” genre. According to the Journal of Popular Film and Television (Fall, 1990) “Films starring two men, loosely termed 'buddy' movies, are a perennial feature of popular cinema, from the slapstick of Laurel and Hardy or Abbott and Costello to the immortal teams of cowboys, cops, robbers, Don Quixote, and men of action everywhere.”
Our current projects are: Mountains of Trouble WGAw Reg. # 1000937, Taken By Storm WGAw Reg. # 1000935, Longshot®, Community Challenge® WGAw Reg. # 1283196, and Widow’s Walk WGAw Reg. # 83754. We have also entered into an agreement to acquire all media and ancillary rights to a screenplay – The Killer’s Psalm and are completing a screenplay under the working title – Between Purgatory and Perdition. The following are brief descriptions of five of each or our planned projects:

Mountains of Trouble

Every one of us, on a daily basis, makes determinations as to right and wrong, good and bad. As adults, these decisions can range from breaking a diet to trying to beat the IRS, and the consequences vary from not fitting into 32 inch jeans or that size 5 dress to spending the rest of our lives behind bars or possibly sitting on death row.

The real question that should be asked as we make these decisions is, "How did we learn what is right and wrong?” As we ponder this question, we are left with the realization that since we learned these values, many things have changed in the world, and as we try to pass a sense of right and wrong on to the only worthwhile investment in our lives (which happens to also be the only one that doesn’t come with an instruction manual), the far more important question is, "How do parents learn what to tell their children not to do?"

This film addresses the admiration of and rivalry between brothers and sisters, younger children and older, boys and girls, as we see these children go from pushing each other to the limits of what they have been taught is right and wrong, to banding together against what they have been taught, in order to try to preserve a higher right. All the while, it also looks at the age old question of "What's a parent to do?"

Mountains of Trouble is the story of a precocious five year old, Amanda, who must not only endure what she is certain to be the most trying time of her life (childhood), but must also determine who she is as the fourth of five children. Watch as she struggles to learn right from wrong and the lesson, "that just because you’re an adult doesn’t always make you right." See her discover that for every decision we make and every road we travel, there is a toll to pay. We see and feel Amanda struggling to prove that girls can be as good as boys at anything, including doing the wrong thing, and we share the consequences with her.

From the very beginning of the film, the forces of good and evil are at work. Don Stoll and Steven Breen, two ruthless land developers, do everything within their power to further their own cause, regardless of the price the rest of the residents, both people and animals of the area, must pay. As Amanda, going about the task of being a little girl, is inadvertently sucked into this adult world of lying and cheating, she begins to realize that some prices are too high to pay, and that not only isn’t money everything, but sometimes it buys the sort of misery you can’t live with.

While her parents are busy and Amanda is exploring areas not meant for exploration by anyone, let alone five-year old girls, she finds herself face to face with a caged female mountain lion and her two cubs. After deciding the animals shouldn’t be caged, she tries to let them go free. As the female mountain lion leaves the cage and the cubs are left behind, Amanda realizes the possibly disastrous results of her behavior, and attempts to rectify the situation by adopting the “kittens” on the spot. The kittens keep growing, as do her problems, and she is forced to employ the help of her brothers and sisters.

In addition to learning adult size lessons about right and wrong, Amanda finds out how important listening to everyone and everything is, and that no matter who or what you are, you need to be heard.

Taken By Storm

Twenty years ago he had been the hottest chopper pilot in the service. Ten years ago he found himself working for the agency. Seven years ago, his star was still rising and he was training mercs for covert operations with Uncle Sam’s blessings…Then he married some Officer’s Club Bimbo and decked a know it all senator on a “fact finding mission.”

Anthony Tempesta, the first-born son of Italian immigrant parents, had planned on retiring and starting a private investigating company at the age of forty-two after twenty-five years of government service. Between the Bimbo and the incident with the senator, those plans as well as most of his connections seemed like nothing more than the smoke and mirrors of a cheap parlor magician until…

He heard the knocking at the door through the haze of an almost perpetual hang over. As he answered the door, the courier handed him a large manila envelope and a pen. As he looked at the plain-faced man in his early twenties, he asked, “Who’s suing me now?” The man just looked at him for a moment and answered, “I don’t know dude, but I need my pen back and you need a shower.” Tony grunted as he closed the door.

As he tore open the envelope and looked at the contents spilling onto the table, he sobered up from the shock of seeing two sets of ID, with only one set of pictures, all of his PI licenses, gun permits and security clearances. A smaller off-white envelope was included. As he opened it, a small plastic card fell out. Looking at it he wondered…who lit the fire and was holding the mirror this time.

Filled with more twists and turns than an epileptic python, this action adventure is a modern day combination of Peter Gunn, Mike Hammer and Tiger Mann.

Longshot

Bergstom “Barry” Long, sometimes Iceberg, never Berggie, is a 47 year old, excess in all things, moderation is for monks, type of a guy. Married with three kids, he is just as apt to miss the soccer game or dance recital due to a hot tip on a horse race as he is to remember the over the top birthday present or show up with the unexpected candy and flowers.

During a “near death” experience, Barry is given the chance to work at making things better (not necessarily right). The “reapers” with whom he makes the deal can’t promise Heaven or Hell, or even an amount of time he may or may not have, but only the chance for a possible “Do Over” in his own life while making other people’s lives better.

Longshot is about how and why we make decisions, how they may affect others and what and why we might modify given the opportunity.

Community Challenge®

Community Challenge® is a reality show. Designed to be a cross between Extreme Makeover®, American Idol®, Survivor®, and Habitat for Humanity®, our goal is to go into areas devastated by natural disasters and, via the community building experience, help get the area back on its feet. This will be accomplished by working with local economic and redevelopment authorities, local religious and non-profit organizations and the families themselves. Once the primary needs are identified, we will contact the families affected by the disaster (flood, hurricane, fire, etc.) and assist them in the rebuilding and healing process.

The first region selected is Orange County, Texas, an area devastated by hurricane Rita and overlooked due to the racial and political insignificance of the area in the shadow of hurricane Katrina. After discussions with the Directors of Economic Development, Redevelopment and other local authorities, it has been determined that, while employment is available in the area (there are over 15,000 job vacancies), money to rebuild homes or reasonably priced rentals are all but non-existent.

Community Challenge - Texas is in the process of contacting the approximately 11,000 families effected by hurricane Rita in order to determine how many want to return home. An interview process will take place with the number of individuals being considered, narrowed down to approximately 1500 families. This number will be further reduced to approximately 500 who will then begin the “Game” portion. All contestant families will receive room and board as well as payment for work done for the duration of their tenure in the game.

These people will all, regardless of age, race, gender, etc., be given the opportunity to help rebuild their community. A community needs 83-year-old grandmothers that are caring for their grandchildren, daycare providers, clerical and retail providers as much as they need 23-year-old guys that can swing a hammer. During the first 4-6 weeks of preparing the property for building, the 500 families (community) will determine, based upon work ethic and compatibility, who stays and who goes. This will bring the number to 200.

At the 200 family level, we will divide the families into 25 teams lead by a contractor and designer. Each team will be given the same basic set of structural plans but with the ability to add their own ideas and changes (non-structural) so long as remaining within time and budget restraints. Additionally, all of the final 200 families will be involved in classes, teaching them such topics as fiscal responsibility, basic wealth building, nutrition and health, etc. in order to help assure a better chance of maintaining a long term successful community. Success with various tests and challenges will assure a family immunity through the next vote.

Each week, we will focus on several of the teams, their progress and interaction culminating in the “voting off” of several of the team members. Both the community members and the television audience via the ability to phone in and vote will do this voting.

Ultimately, the game will award 50 families one year of free rent in one of the 2500 sq. ft. town homes they help to build. Another 45 families will receive two years free rent, four families will be given ownership of a town home and the grand prize winner will receive a new single family home.

Currently we are in negotiations with corporations such as Ford Motor Corp., Dodge, GM, Lowe’s, Home Depot, etc. with regard to sponsorships. We have begun pre-production on this project and the trailers can be viewed on our website at www.asgardmedia.com.

Public Relations and Promotion

During pre-production and production, the Company will enlist a public relations firm to expand on the initial foundation of interest and generate further publicity about the Films and the filmmakers. Such “buzz,” or general awareness, can increase the perceived value of the motion pictures to potential distributors. There is presently no arrangement or understanding with any such firm and the Company has no affiliated firms.

The Company currently has no full-time employees. The Company may hire two employees in the next 12 months to assist in marketing, secretarial and administrative duties. The Company intends to utilize the services of other necessary personnel on a project-by-project basis.

Bonding Issues

As an independent production facility our board of directors has determined that if it is possible to find a reasonably priced completion bond company that does not require working with the studios or unions, we will use reasonable efforts to facilitate them. However, most bonding companies require the use of unions at the very least. This is likely to undermine our financial structure as an independent film company just as it has the profitability of many of the studios and other North American businesses.

In the case of an average independent production (“indie”), there is a shooting schedule of 18-28 days, this is the time during which 90% of principle photography is accomplished. Due to the nature of independent film production, it is not uncommon to be several days behind schedule by the end of the first week and be “scrambling” to find “Pick-up” time. In the case of a studio or large budget production with union/guild restrictions this would be of major importance. However, with an indie, although important, it is not as dramatic an event, because they typically use off hour editing and non-union personnel; and are therefore, not over taxed by the connected regulations/agreements. Both the talent and the production team have the flexibility to work together for the common good of getting the project completed and making a profit.

With a completion bond, the bonding company determines at what point they are going to “take control” of a project based upon the project being on time and on budget. It is unrealistic to put a project in risk of being taken over if the production is running 15% overtime (which is about 3 days into a 21 day shoot). For example, when a sunny shoot is necessary and the rain isn’t going to stop for another 2 days, the production company may not be certain it is even behind until day 6. Depending upon how the bonding company is determining “on time on budget” status, the production company may have lost its project before it ever got out of the truck or the rain stopped.

Independent films are produced based upon the strength of the project in the minds of the production team and the investors, not on star power or box office projections. If this belief in the project is taken away by anyone, it is the producer’s job/mandate to fix it or fail.

With regard to the unions directly, as a production company, working with the unions requires a “Signatory”, which is to say the production company agrees to exclusively work with the union under its rules (it should be noted that this generally costs thousands of dollars), the first of which is “The union and its interpreters have the final say.” The unions also have “minimums and maximums” which have a tendency to be all encompassing. As an example, the Directors guild requiring that the production company hire a director, 1st Assistant Director and three other people for a minimum of 10 weeks at a pay rate they set. Even with “concessions,” which generally require deferment of funds rather than a reduction; and if the project doesn’t make the profit required the production company still owes them, this ends up costing investors several hundred thousand dollars of a 3-5 or 5-7 million dollar budget. Multiplying this by the 5-9 unions with which the production company is required to work and add the permit and licensing fees the 3-5 million dollar budget has been doubled with no real value. Prospective investors who believe this to be an exaggeration are encouraged to visit the websites of any of the unions/guilds as most of the larger ones have the related fee scheduled posted.

It should be noted that the vast majority of these Guild members will work outside the guild for 50-75% the amount and that they don’t need the 2-8 assistants the unions force upon them in order to do their job. The union tends to force these people upon production companies based upon either/both seniority or who and what they need trained. Remember unions bring people up through the ranks and train them while on the job; and while this method works, paying to train people who will only be with the company for one project is terribly inefficient. As an independent production company, the people that work hard and get the job done with the entire team in mind are the ones we want and will keep. We believe that this philosophy will ultimately allow us to produce films at lower costs and actually reduce risk by lowering our break-even points on each project, thereby benefiting investors.

Financing Strategy

We will not be able to execute on our business plan on our own without at least $6,500,000 the proceeds of this offering.  Primary responsibility for the overall planning, financing and production of each motion picture will rest with our management.

Whenever possible we will attempt to make arrangements with providers of goods and services to defer payment until a later stage in the production and financing cycle.  Once a film package has been assembled, there are various methods of obtaining the funds needed to complete the production of a motion picture.  Examples of financing alternatives include the assignment of our rights in a film to a joint venture or a co-producer.  Alternatively, we may form a limited liability company or partnership where we will be the managing member or the general partner. We may also obtain favorable pre-release sales or pre-licensing commitments from various end-users such as independent domestic distributors, foreign distributors, cable networks, and video distributors. Further we will seek additional revenue from sponsors and product placement in our productions as an additional source of financing and revenue. These various techniques, which are commonly used in the industry, can be combined to finance a project without a major studio financial commitment.  We may, at management’s discretion, sell shares of our capital stock or exchange shares for services, to finance the production of films.

By virtue of using Canada as our primary shooting location, we may be able to obtain financial support from the Canadian federal and provincial governments.  By filming in Canada, we expect to be able to borrow against tax credits obtained through Canadian federal and provincial production services tax credits.  These tax credits will enable to us to recover 27% to 33% of eligible labor costs, or approximately 13.5% to 16.5% of our total production budget.  Canadian banks commonly allow producers to borrow against such tax credits in producing motion pictures.  We may also be able to access foreign government financing through international co-productions with treaty countries.

We may use any one or a combination of these or other techniques to finance our films. We anticipate that any financing method will permit us to maintain control over the production. There can be no assurance that we will be able to successfully arrange for such additional financing and to the extent we are unsuccessful, our production activities may be adversely affected.

Distribution Arrangements

Effective distribution is critical to the economic success of a feature film, particularly when made by an independent production company. We have not as yet negotiated any distribution agreements.

We intend to release our films in the United States through existing distribution companies, primarily independent distributors. We will retain the right for ourselves to market the films on a jurisdiction-by-jurisdiction basis throughout the rest of the world and to market television and other uses separately.  In many instances, depending upon the nature of distribution terms available, it may be advantageous or necessary for us to license all, or substantially all, distribution rights through one major distributor.

To the extent that we may engage in foreign distribution of our films, we will be subject to all of the additional risks of doing business abroad including, but not limited to, government censorship, currency fluctuations, exchange controls, greater risk of "piracy" copying, and licensing or qualification fees.

It is not possible to predict, with certainty, the nature of the distribution arrangements, if any, that we may secure for our motion pictures.

Competition

The motion picture industry is intensely competitive. Competition comes from companies within the same business and companies in other entertainment media that create alternative forms of entertainment.  The industry is currently evolving in such a way that certain multinational multimedia firms will be able to dominate this space because of their control over key film, magazine, and television content, as well as key network and cable outlets.  These organizations have numerous competitive advantages, such as the ability to acquire financing for their projects and to make favorable arrangements for the distribution of completed films.  All of our competitors will likely be organizations of substantially larger size and capacity, with far greater financial and personnel resources and longer operating histories, and may be better able to acquire properties, personnel and financing, and enter into more favorable distribution agreements. Our success will depend on public taste, which is both unpredictable and susceptible to rapid change.

As an independent film production company, we most likely will not have the backing of a major studio for production and distribution support. Consequently, we may not be able to complete a motion picture.

In order to be competitive, we intend to create independent motion pictures that may appeal to a wide range of public taste both in the United States and abroad.  Moreover, by producing our films in Canada we believe that we will be able to significantly reduce production costs, and thereby offer our films to distributors at competitive pricing.   Investors must be aware that at this time we have not produced any film and may not ever be successful in doing so in the future.

Intellectual Property Rights

Rights to motion pictures are granted legal protection under the copyright laws of the United States and most foreign countries, including Canada.  These laws provide substantial civil and criminal penalties for unauthorized duplication and exhibition of motion pictures. Motion pictures, musical works, sound recordings, artwork, and still photography are separately subject to copyright under most copyright laws. We plan to take appropriate and reasonable measures to secure, protect, and maintain copyright protection for all of our pictures under the laws of the applicable jurisdictions. Motion picture piracy is an industry-wide problem.  The motion picture industry trade association provides a piracy hotline and investigates all piracy reports. The results of such investigations may warrant legal action, by the owner of the rights, and, depending on the scope of the piracy, investigation by the Federal Bureau of Investigation and/or the Royal Canadian Mounted Police with the possibility of criminal prosecution.

Under the copyright laws of Canada and the United States, copyright in a motion picture is automatically secured when the work is created and "fixed" in a copy. We intend to register our films for copyright with both the Canadian Copyright Office and the United States Copyright Office.  Both offices will register claims to copyright and issue certificates of registration but neither will "grant" or "issue" copyrights.  Only the expression (camera work, dialogue, sounds, etc.) fixed in a motion picture can be protected under copyright. Copyright in both Canada and the United States does not cover the idea or concept behind the work or any characters portrayed in the work.  Registration with the appropriate office establishes a public record of the copyright claim.

Ordinarily, a number of individuals contribute authorship to a motion picture, including the writer, director, producer, camera operator, editor, and others. Under the laws of both the United States, and Canada, these individuals are not always considered the "authors," however, because a motion picture is frequently a "work made for hire." In the case of a work made for hire, the employer, not the individuals who actually created the work, is considered the author for copyright purposes.  We intend all of our films to be works made for hire in which we will be the authors and thereby own the copyright to our films.

Canada's copyright law is distinguished from that of the United States by recognizing the moral rights of authors.  Moral rights refer to the rights of authors to have their names associated with their work, and the right to not have their work distorted, mutilated or otherwise modified, or used in association with a product, service, cause or institution in a way that is prejudicial to their honor or reputation.  Moral rights cannot be sold or transferred, but they can be waived.  We intend that all individuals who contribute to the creation of any of our motion pictures will be required to waive any such moral rights that they may have in the motion picture.

For copyright purposes, publication of a motion picture takes place when one or more copies are distributed to the public by sale, rental, lease or lending, or when an offering is made to distribute copies to a group of persons (wholesalers, retailers, broadcasters, motion picture distributors, and the like) for purposes of further distribution or public performance. A work that is created (fixed in tangible form for the first time) on or after January 1, 1978, is automatically protected from the moment of its creation and is ordinarily given a term enduring for the author's life plus an additional 70 years after the author's death. For works made for hire, the duration of copyright will be 95 years from publication or 120 years from creation, whichever is shorter.

Although we plan to copyright all of our film properties and projects, there is no practical protection from films being copied by others without payment to us, especially overseas. We may lose an indeterminate amount of revenue as a result of motion picture piracy. Being a small company, with limited resources, it will be difficult, if not impossible, to pursue our various remedies.

Motion picture piracy is an international as well as a domestic problem. It is extensive in many parts of the world. In addition to the Motion Picture Association of America, the Motion Picture Export Association, the American Film Marketing Association, and the American Film Export Association monitor the progress and efforts made by various countries to limit or prevent piracy. In the past, these various trade associations have enacted voluntary embargoes of motion picture exports to certain countries in order to pressure the governments of those countries to become more aggressive in preventing motion picture piracy. The United States government has publicly considered trade sanctions against specific countries that do not prevent copyright infringement of American motion pictures. There can be no assurance that voluntary industry embargoes or United States government trade sanctions will be enacted. If enacted, such actions may impact the revenue that we realize from the international exploitation of our motion pictures. If not enacted or if other measures are not taken, the motion picture industry, including us, may lose an indeterminate amount of revenue as a result of motion picture piracy.

Censorship

An industry trade association, the Motion Picture Association of America, assigns ratings for age group suitability for domestic theatrical distribution of motion pictures under the auspices of its Code and Rating Administration. The film distributor generally submits its film to the Code and Rating Administration for a rating. We plan to follow the practice of submitting our motion pictures for ratings.

Television networks and stations in the United States as well as some foreign governments may impose additional restrictions on the content of a motion picture that may wholly or partially restrict exhibition on television or in a particular territory.

Theatrical distribution of motion pictures, in a number of states and certain jurisdictions, is subject to provisions of trade practice laws passed in those jurisdictions. These laws generally seek to eliminate the practice known as "blind bidding" and prohibit the licensing of films unless theater owners are invited to attend screenings of the film first. In certain instances, these laws also prohibit payment of advances and guarantees to film distributors by exhibitors.

There can be no assurance that current and future restrictions on the content of our films may not limit or affect our ability to exhibit our pictures in certain jurisdictions and media.

Labor Laws

We are aware that the cost of producing and distributing filmed entertainment has increased substantially in recent years. This is due, among other things, to the increasing demands of creative talent as well as industry-wide collective bargaining agreements. Many of the screenplay writers, performers, directors and technical personnel in the entertainment industry who will be involved in our productions are members of guilds or unions that bargain collectively on an industry-wide basis. We have found that actions by these guilds or unions can result in increased costs of production and can occasionally disrupt production operations.  If such actions impede our ability to operate or produce a motion picture, it may substantially harm our ability to earn revenue and result in our business to fail.

We will use non-unionized talent whenever possible to reduce our costs of production.  Notwithstanding, many individuals associated with our productions, including actors, writers and directors, will be members of guilds or unions, that bargain collectively with producers on an industry-wide basis from time to time. Our operations will be dependent upon our compliance with the provisions of collective bargaining agreements governing relationships with these guilds and unions.  Strikes or other work stoppages by members of these unions could delay or disrupt our activities.  The extent to which the existence of collective bargaining agreements may affect us in the future is not currently determinable.

Description of Property

We are presently using office space in Corona, California, provided at no cost by our President.  If we are able to sell all of the offered shares, we may lease office space in the Greater Los Angeles, California area.

Number of Total Employees

Asgaard Media is currently in the development stage.  During the development stage, we plan to rely exclusively on the services of Wm. Alan Pezzuto, Alice Matano, Erin Giudice and Stephen Sallus, our officers and directors, to set up our business operations.  They currently work for us on a part-time basis and whose time and efforts are being provided to Asgaard without cash compensation. Mr. Pezzuto and Mr. Sallus expect to devote approximately 25 hours per week to our business.  Ms. Matano and Ms. Giudice expect to devote 5 hours per week to our business. Messers Pezzuto and Sallus are prepared to dedicate additional time to our operations, as needed.  There are no other full- or part-time employees.  We believe that our operations are currently on a small scale that is manageable by these individuals. There are no other full- or part-time employees.

The film production professionals we plan to utilize will be considered independent contractors.  We do not intend to enter into any employment agreements with any of these professionals.  Thus, these persons are not intended to be employees of our company.

Employment Agreements

There are currently no employment agreements and none are anticipated to be entered into within the next twelve months.

Board Committees

Asgaard has not yet implemented any board committees as of the date of this prospectus.

Directors

The maximum number of directors Asgaard is authorized to have is five (5). However, in no event may Asgaard have less than one director. Although the Company anticipates appointing additional directors, it has not identified any such person. Asgaard currently has four directors.

Facilities

Asgaard uses an administrative office located at 1353 Old Temescal Canyon, Suite 129, Corona, California 92881. Office space is currently being provided free of charge at this location by our President. Currently, there are no proposed programs for the renovation, improvement or development of the facilities currently use.

The Company’s management does not currently have policies regarding the acquisition or sale of real estate assets primarily for possible capital gain or primarily for income. The Company does not presently hold any investments or interests in real estate, investments in real estate mortgages or securities of or interests in persons primarily engaged in real estate activities.

Intellectual Properties

Our Company’s CEO, contributed all right title and interest he held along with all ancillary rights in the following original works written by Wm. Alan Pezzuto: Mountains of Trouble WGAw Reg. # 1000937, Taken By Storm WGAw Reg. # 1000935, Longshot®, Community Challenge® WGAw Reg. # 1283196 and Widow’s Walk WGAw Reg. # 837547. We have not placed any value on these properties due to the additional difficulty and expense of securing appraisals to comply with the American Institute of Certified Public Accountants Statement of Position 00-2.

Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND FINANCIAL DISCLOSURE OR PLAN OF OPERATION

This section of the prospectus includes a number of forward-looking statements that reflect our current views with respect to future events and financial performance. Forward-looking statements are often identified by words like: believe, expect, estimate, anticipate, intend, project and similar expressions, or words which, by their nature, refer to future events. You should not place undue certainty on these forward-looking statements, which apply only as of the date of this prospectus. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from historical results or our predictions.

Overview

We are a development stage company and although we have started operations, we have not generated or realized any revenues from our business operations.  Our auditors have issued a going concern opinion. This means that our auditors believe there is substantial doubt that we can continue as an on-going business for the next months 12. Our auditor's opinion is based on our suffering initial losses, having limited operations, and having limited working capital. Our only other source for cash at this time is investments by others in our Company. We must raise cash to implement our project and begin our operations.

We have only three officers and four directors who are responsible for our managerial and organizational structure which will include preparation of disclosure and accounting controls under the Sarbanes Oxley Act of 2002. If they are unable to perform all of their duties adequately any investment made into the Company may be lost in its entirety.

Limited Operation History; Need for Additional Capital

Asgaard Media was incorporated on January 8, 2008.  As of June 30, 2009, we generated no revenues and incurred $571,375 in operating expenses.  Since our incorporation, we have raised capital through private sales of our common equity and contributions of capital from our President.  Since its incorporation Asgaard has financed its operations through initial limited capitalization and limiting its activities to pre-production. We will need additional capital to produce our projects.

Liquidity and Capital Resources

The realization of revenues in the next twelve months is important to the execution of the plan of operations.  However, we cannot guarantee that we will be able to generate such growth.  If we cannot produce sufficient cash flow or raise sufficient proceeds through the sale of our common shares over the next twelve months we will not be able to continue as a going concern and our business will fail.

We must raise cash to implement our business plan. The minimum amount of funds raised from the offering that we feel will allow us to implement our business strategy is $6,500,000. If we can raise the maximum amount of the offering ($25,000,000), we believe the Company will be able to accelerate the implementation of its business strategy by hiring more experienced marketing and creative consultants.  The Company cannot provide any guarantee it will be able to sell any of its common shares through this proposed offering.

Capital Contribution by Management

Since our incorporation, we have raised capital through private sales of our common equity in the amount of $72,200 and capital contributions from our President, Wm. Alan Pezzuto.  During the six months ended June 30, 2009 Mr. Pezzuto contributed capital to the company in the amount of $181,142. To date, those funds have assisted in acquiring an interest in the locations to be used in part for the shooting of Mountains of Trouble pre-production of Community Challenge and Between Purgatory and Perdition. Funds from this capital contribution were used in the assisting of a young cancer patient’s family reunification…This was done in keeping with the goals of Asgaard Media with regard to family values. In addition to furthering this goal, the subsequent goodwill on the part of the public towards Asgaard Media allowed us to become the number one searched website in the nation for nearly two weeks, during which time we were experiencing 22-23,000 unique hits per hour. We are still experiencing nearly 4,500 hits per day.

Plan of Operation

For the past 18 months Asgaard Media has been developing various entertainment properties ranging from reality television with a purpose through feature films with a story.

We have spent approximately 2000 man-hours on our Community Challenge project over the past year. Having been conceptualized in late 2007, we spent much of 2008 laying the groundwork for the first season which we are planning to shoot beginning in the fall of 2009. This season will feature the area of Southern Texas (Orange County) that was devastated by Hurricane Rita and then, as they were cleaning the final trees from their roofs, were hit by Hurricane Ike which, while less publicized due to the lack of political value, was far worse on the region then Rita.

Asgaard Media was able to have a team on the ground in Orange County, Texas just hours after their being struck by Ike and was able to capture the heart wrenching reality that is these peoples life.

In an area that has lost over 80% of its homes and residents due to these two disasters, we look forward to going in and providing both homes and jobs to several hundred people. The trailer for this project is currently available on our website at www.asgaardmedia.com. To date we have spent approximately $86,700 on this project which has included multiple research production trips to the region. We have been able to not only fully develop the series, but also to interview numerous victims, interface with local government and civic organizations in order to determine the most effective manner in which to assist the area. We have also captured footage of the initial damage caused by hurricane RITA as well as by having a production crew on the ground just hours after the more powerful hurricane IKE reached landfall been able to document the continuing battle between man and nature.

We have also been rewriting our Mountains of Trouble script. Originally optioned by SABAN Entertainment in the 1990s’, it has been revamped by the award winning Canadian writer/director team of Francis Testa (from Chicken Soup for the Soul) and Geoff Browne (from Call it Karma) in order to accommodate the changes having taken place over the past 10 years This feature film revolves around an eight year old girl trying to understand not just her place in the family but in her version of social responsibility. To date we have spent approximately $ 63,500 on this project. These funds have allowed us to not only have the script revamp for a more contemporary feel, we have been able to research potential locations as well as probable tax, funding and staffing opportunities in both the U.S. and Canada. This project has been relatively research intensive with regard to regulatory issues given it revolves around both children and non-domestic animals.

Between Purgatory and Perdition, has been in pre-development since the summer of 2008. This story follows the personal journey of several First Nations/Native Americans as they battle the stereotype addictions of drugs and alcohol that to this day are a greater threat to the ultimate survival of their culture than European colonization. Asgaard Media has been fortune in that representatives from various tribes in both the US and Canada who have assisted us in our research. This is an inspirational film focusing on a theme we all experience but at different levels. To date we have spent approximately $ 52,000 on this project. Since beginning this project in 2008 we have been able to establish dialogue with several tribes with regard to being able to address the tragically real issues of drug and alcohol abuse and it associated problems and violence within the Native American community. This at a time when secret/sacred aspects of these people is under attack not only due to hundreds of years of ignorance and prejudice, but also from the more recent envy, brought about by Indian casinos and tax breaks/shelters in a time of national economic distress.

Additional alliances’ have been being worked on over the past year including establishing liaisons with Film B.C. and various Canadian and US film commissions. In April/May of 2009, in anticipation of hard production needs, Asgaard Media entered into a an agreement with Canadian Film Producer Elohim Entertainment, Ltd and their newly acquired subsidiary Independent Productions Co-op wherein they would l assist with the staffing of several of our projects.

Notwithstanding the fact that we have begun operations and are in pre-production on three projects, our ability to fully commence operations is entirely dependent upon the proceeds to be raised in this offering. Depending on the outcome of this offering, the Company plans to choose one of the following courses:

Plan 1: 25% of Offering Sold. If only 25% of the offering is sold or $6,250,000 is raised in this offering, Asgaard will immediately begin to implement the aforementioned plans to generate business sufficient enough to maintain ongoing operations. This entails continuing pre-production and beginning production on our first and second feature films in order to continue this process Asgaard to use approximately $4,000,000 of the monies allocated toward production, $150,000 allocated to pre-production, $1,000,000 allocated to marketing, and $350,000 allocated to salaries and consulting expenses.

The Company has budgeted $300,000 for general and administrative expenses, which is expected to consist of administrative working spaces, computers, computer peripherals, software, storage cabinets, fax machine, telephone equipment, printing costs, postage, telephone services, overnight delivery services and other general operating expenses.

Asgaard  has allocated $429,000 for general working capital to cover any shortfalls in the categories listed above and to take advantage of any business opportunity that presents itself, including acquisition of intellectual property rights.

The Company believes it will be able to execute the business plan adequately and commence operations as a going concern if 25% of this offering is realized. Asgaard does not, however, expect to generate revenue in the first six months of operation from the date the first funds are received from this offering.

Any line item amounts not expended to their fullest extent shall be held in reserve as working capital, subject to reallocation to other line items expenditures as required for ongoing operations.

Plan 2: 50% of the Offering. In the event 50% of the offering is raised, management will supplement its activities addressed in Plan 1, as delineated above. The Company does not believe it will generate revenues in the first six months of operation from the date the first funds are received. The Company expects to continue to substantially increase its production activities for its second feature film, produce a television production, increase consumer awareness by utilizing the increased allocation for sales and marketing to $2,000,000 for each of its first two feature films, a key factor in developing new business revenues.

The allocation for $300,000 for general and administrative expenses remains constant.

The allocation for working capital increases to $651,500, salaries and consulting expenses increases to $700,000 in anticipation of increasing costs due to the increase in production activity.

The allocation for pre-production expenses increases to $560,000 for our television project and for our third feature film.

Any line item amounts not expended to their fullest extent shall be held in reserve as working capital, subject to reallocation to other line items expenditures as required for ongoing operations.

Plan 3: 75% of the Offering. In the event 75% of the maximum offering is raised, management will supplement its activities addressed in Plans 1 and 2, as delineated above. The Company does not believe it will generate revenues in the first six months of operation from the date the first funds are received. The Company expects to continue to substantially increase its production activities by utilizing the increased allocation for sales and marketing to $4,500,000 for each of its feature films, the first is increased by $1,000,000 the second remains constant and $1,500,000 is allocated to sales and marketing for our third feature film, a key factor in developing new business revenues.

The allocation for $300,000 for general and administrative expenses remains constant.

The allocation for working capital decreases to $521,500, due to increases in salaries and consulting expenses increases to $1,150,000, increases in pre-production expenses to $750,000 and the increases in sales and marketing expenses set forth above.

The allocation for pre-production expenses increases to $750,000 for our television project and for our third feature film.

Any line item amounts not expended to their fullest extent shall be held in reserve as working capital, subject to reallocation to other line items expenditures as required for ongoing operation.

Plan 4:100% of the Offering. In the event the maximum amount of $25,000,000 is raised, the Company still does not expect to generate revenue in the first six months of operation from the date the first funds are received from trust. Under Plan 4, management will supplement the activities addressed in Plan 3, as delineated above.

The allocation for $300,000 for general and administrative expenses, $1,150,000 for salaries and consulting expenses, $750 for pre-production costs, $3,000,000 for production costs for our first feature film, $2,500,000 production costs for our second feature film, and $3,000,000 production costs for our television production all remain constant.

The allocation for marketing expenses for our second film increases to $1,500,000, production expense for our 3rd feature film increases to $8,000,000 and marketing expense for our third feature film increases to $2,000,000. This increase in expenses related to our third feature film reflects significant improvements to the project from shooting in Super-16 film to 35mm film and enhanced special effects and set expenses.

The decrease in general working capital to $468,000 results from anticipated increases in other costs related to our second and third feature films.

Any line item amounts not expended to their fullest extent shall be held in reserve as working capital, subject to reallocation to other line items expenditures as required for ongoing operations.

Asgaard’s ability to commence operations is entirely dependent upon the proceeds to be raised in this offering. If Asgaard does not raise at least $6,500,000 of the offering amount, it will be unable to establish a base of operations, without which it will be unable to begin to generate any revenues. The realization of sales revenues in the next 12 months is important in the execution of the plan of operations. However, the Company cannot guarantee that it will generate such growth. If Asgaard does not produce sufficient cash flow to support Asgaard operations over the next 12 months, Asgaard may need to raise additional capital by issuing capital stock in exchange for cash in order to continue as a going concern. There are no formal or informal agreements to attain such financing. Asgaard cannot assure any investor that, if needed, sufficient financing can be obtained or, if obtained, that it will be on reasonable terms. Without realization of additional capital, it would be unlikely for operations to continue.

Asgaard management does not anticipate the need to hire employees over the next 12 months with the possible exception of secretarial support should business develop of a sufficient nature to necessitate such expenditure. Currently, the Company believes the services provided by its officers and directors appears sufficient at this time. Asgaard believes that its operations are currently on a small scale that is manageable by these individuals at the present time.

Asgaard has not paid for expenses on behalf of any director. Our management does not expect to incur research costs in the next twelve months; we currently do not own any significant plants or equipment that we would seek to sell in the near future; and we do not have any off-balance sheet arrangements.  Additionally, we believe that this fact shall not materially change.

CHANGE IN DISAGREEMENTS WITH ACCOUNTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

Asgaard Media has no disagreements with its accountants regarding accounting or financial disclosure matters.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table provides the names and addresses of each person known to Asgaard Media to own more than 5% of the outstanding common stock as of June 30, 2009, and by the Officers and Directors, individually and as a group. Except as otherwise indicated, all shares are owned directly.

Title of Class	Name and Address of Beneficial Owner	Amount of Beneficial Ownership		Percent of Class*
Common Stock	Wm. Alan Pezzuto 2279 Eagle Glen Parkway, Suite 112214 Corona, CA 92883	5,000,000	(1)	12.33%

Common Stock	Stephen J. Sallus 2878 Via Victoria Palos Verdes Est., CA 90274	2,022,500	(2)	4.99%

Common Stock	Erin Giudice 1240 East Ontario, Suite 102-301 Corona, CA 92881	100,000		0.25%

Common Stock	Alice M. Matano 1240 East Ontario, Suite 102-301 Corona, CA 92881	100,000		0.025%

Common Stock	Barbara Mitchell 13780 Calle De Los Pinos Lake Elsinore, CA 92530	7,250,000	(3)	17.89%

Common Stock	Christopher Baker c/o NROP PO Box 4151 Dana Point, CA 92629	5,000,000		12.33%

Common Stock	Douglas Scheving 808 Nelson St. Vancouver, BC U6Z 2H2, Canada	4,000,000	(4)	9.87%

Common Stock	Merlion Entertainment, Ltd. 808 Nelson St. Vancouver, BC U6Z 2H2, Canada	5,000,000		12.33%

*The percent of class is based on 40,537,000 shares of common stock issued and outstanding as of June 30, 2009.

(1)
The shares presented in this table exclude 5,000,000 shares beneficially owned by Mr. Pezzuto’s minor children and held by their grandmother, Barbara Mitchell as custodian under the Uniform Gift to Minors Act. See Note 3.

(2)	The shares presented in this table include 22,500 shares held by Stephen Sallus’ parents, Sandy and Irving Sallus which Stephen Sallus may be deemed to beneficially own.
(3)
The shares held by Barbara Mitchell directly are 2,000,000, The balance of 5,250,000 are held by her as custodian under the Uniform Gift to Minors Act for her grandchildren for which she maintains full voting and dispository control as follows: 2,500,000 held for the benefit of Minor L Pezzuto; 2,500,000 held for the benefit of Minor M. Pezzuto; and 250,000 for the benefit of Minor Novorr. Ms. Mitchell has no pecuniary interest in those 5,250,000 shares held by her as custodian and disclaims beneficial ownership of the same.

(4)
Excludes 5,000,000 owned by Merlion Entertainment, Ltd., a company for wich Mr. Scheving serves as Chief Executive Officer. Mr. Scheving disclaims beneficial ownership of these shares by virtue of the fact that he does not maintain voting or investment control over the same.

DIRECTOR, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

Directors are elected by the stockholders to a term of one year and serves until his or her successor is elected and qualified.  Each of the officers is appointed by the Board of Directors to a term of one year and serves until her or her successor is duly elected and qualified, or until he or she is removed from office.  The Board of Directors has no nominating, auditing or compensation committees.

Background of Directors, Executive Officers, Promoters and Control Persons

Wm. Alan Pezzuto-Chairman of the Board of Directors, President, Chief Executive Officer and Director, Age 51: Mr. Pezzuto has been President of the Company since its inception.   During the past five years Mr. Pezzuto has served as the President of Pezzuto Construction and as the President Chief Executive Officer Asgaard Media. He began a career in photography at the age of thirteen.  As a still photographer, his career ranged from the field of photojournalism through three years as the staff photographer for United Concerts and Artists.  He has done both underwater and aerial cinematography for such notables as Jacques Cousteau, The National Geographic Society, and Scientific America during which time he was the recipient of numerous awards.

Since that time he has been involved with numerous projects, ranging from “The Incredible Nellie Bly” to several James Bond films and many smaller projects as either a cinematographer, writer, producer or director. His independent production “Outside the Inner Circle”, a documentary/instructional film for the music industry, was the first production in this genre' to be certified by the RIAA as eligible for a platinum award.

During 1994 he co-founded Cougar Creek Productions, which he took to market in 1996 with a multi-million dollar public offering (SEC file #24-3556). From 1996 until 2000 he was responsible for optioning and developing a number of projects with Saban Entertainment, Momentum Entertainment and Fox. Mr. Pezzuto divested himself of his Cougar Creek holdings in 2000.

Mr. Pezzuto and several other individuals founded Pezzuto & Associates, a business and legal consulting firm, in 1986.  Their clients have included The Netherland Antilles', Pepsi, Nikon and BIC, was contracted to coordinate and negotiate a number of WTO related deals between various Peoples Republic of China organizations and their US counterparts, while assisting in the management of a 30 billion dollar industrial trade and investment portfolio.

During this time, Mr. Pezzuto and his firm were partners in the taking of Mainland Chinas' first three public companies to market (Nasdaq), as well as negotiating and coordinating Sino-American film and television venture s ranging from joint use of both US and Chinese satellites, and the production of feature films as art and entertainment, through the introduction (to government) of animation as a creative, acceptable form of communication.

Stephen J. Sallus- Director, Age 52: Mr. Sallus served with Shulman Video where he was involved with every aspect of video engineering and production (both studio and field). Later, he went to the newly formed Health Television Network as an engineer and producer. Mr. Sallus expanded his involvement with video and “digital” entertainment; working with both Hoffman Video and Shoreline Video he designed and built everything from large-scale private theaters to production trucks.  Through his continual work with both the studios and networks, Mr. Sallus recognized a two-fold niche market where his talents as both an independent financial consultant and a film and video consultant could be of service. First, the ability to raise money for everything from independent films to production trucks was in high demand. Second, a person that understood the changing face of the industry from film to digital or a hi-bred thereof would be of use.  At that time he founded S.J.S. & Associates (“SJS”) a group dedicated to the furtherance of film and video via both funding and good business direction based upon what he and his partners had learned over the preceding 10+ years. SJS was founded in 1992 and from that time until present, has helped in the founding of such film groups as New Line Cinema and Momentum Films and has assisted in raising over two hundred and fifty million dollars ($250,000,000) in investment capital for their clients.

Erin Giudice, Secretary of the Board of Directors and Director, Age 46: Ms Giudice has been employed with the County of Orange in California since 1987. From 2008-2009 she has served in the area of homeland security. From 2002 until the present she has served as a lieutenant current. From 1987-1989 and 2001-2004 she served in Jail operations. She served 10 years court operations from 1989-1999. From 2001-present, Ms. Giudice collateral responsibilities include press information. Her associations and memberships include positions as the Director of the Harbormaster and Port Captain Association and Newport Sea Base. She also serves as an ex-officio member of Newport Oceanic Sailing Association and is a member of the maritime domestic nuclear preparedness committee. Ms Giudice received an Associate’s degree in psychology in 1984 and A Bachelor of Science in the Administration of Justice in 2003.

Alice M. Matano-Treasurer, Chief Financial Officer and Director, Age 46:   Since 1992 Ms. Matano has served as the President and Chief Executive Officer of Matano Enterprises, Inc., a firm providing bookkeeping and accounting services for small to medium sized businesses. Ms. Matano is licensed as an enrolled agent for the United States Internal Revenue Service since 1994; and prior to that worked in the area of fixed assets and capital budgeting / finance.

There are no familial relationships among our officers or directors.  None of our directors or officers are a director in any other reporting companies.  Pezzuto Construction and Wm. Alan Pezzuto filed bankruptcy on in December 2008. None of the remainder of our directors or officers have been affiliated with any company that has filed for bankruptcy within the last five years.  The Company is not aware of any proceedings to which any of the Company’s officers or directors, or any associate of any such officer or director, is a party adverse to the Company.

Each director of the Company serves for a term of one year or until the successor is elected at the Company's annual shareholders' meeting and is qualified, subject to removal by the Company's shareholders.  Each officer serves, at the pleasure of the board of directors, for a term of one year and until the successor is elected at the annual meeting of the board of directors and is qualified.

Executive Compensation

The following table sets forth certain information regarding executive officers and directors of Asgaard Media as of the date of this prospectus:

Summary Compensation Table
Name and Principal Position	Fiscal Year	Salary	Bonus	Other Annual Compensation	Restricted Stock Award(s)	Securities Underlying Options/ SARs	LTIP Payouts	All Other Compensation

Wm. Alan Pezzuto President, Chief Executive Officer and Director	2008	0	0	0	0	0	0	0
Alice Matano* Treasurer, Chief Financial Officer and Director	2008	0	0	0	0	0	0	0
Erin Giudice** Secretary and Director	2008	0	0	0	0	0	0	0
Stephen J. Sallus*** Director	2008	0	0	0	$80,000	0	0	0

Notes:

1.
Ms. Matano, Ms. Giudice have obligations to entities other than Asgaard Media.  We expect them to spend approximately 5 hours per week on our business affairs. Mr. Sallus has obligations to entities other than Asgaard Media and we expect him to spend approximately 25 hours per week on our business affairs. As of the date of this prospectus, Asgaard Media is not engaged in any transactions, either directly or indirectly, with any persons or organizations considered promoters.

2.
There has been no cash payment paid to the executive officers for services rendered in all capacities to us for the period ended June 30, 2009. On January 1, 2009 Ms Giudice and Ms. Matano were each granted Restricted Stock of 100,000 shares each valued at $10,000 or $0.10 per share based on our most recent offering price for our common stock at that time. Otherwise as detailed above, there has been no compensation awarded to, earned by, or paid to the executive officers by any person for services rendered in all capacities to us for the fiscal period ending December 31, 2008 or the period ended June 30, 20009 .  No compensation is anticipated within the next six months to any officer or director of the Company.

In June 2008, we issued 800,000 shares of our common stock to Stephen J. Sallus, a member of the board of directors, in exchange for services to be performed in the future and valued at $80,000.  On January 1, 2009 Ms Giudice and Ms. Matano were each granted Restricted Stock of 100,000 shares each valued at $10,000 or $0.10 per share based on our most recent offering price for our common stock at that time in exchange services to be performed over the next 12 months.

 *Ms. Matano will perform services related to the shares issued by the Company on an ongoing basis over the next twelve months. The services that are to be provided by Ms. Matano in exchange for her shares of the Company’s common stock will include accounting services.

** Ms. Giudice will perform services related to the shares issued by the Company on an ongoing basis over the next twelve months. The services that are to be provided by Ms. Giudice in exchange for her shares of the Company’s common stock will include administrative support.

*** Mr. Sallus will perform services related to the shares issued by the Company on an ongoing basis over the next twenty four months. The services that are to be provided by Mr. Sallus in exchange for his shares of the Company’s common stock will include, evaluating potential screenplays, establishing industry contacts in the areas of film production and distribution, as well as, recruiting creative talent and securing financing for our planned feature length films.

Directors' Compensation

Directors are not entitled to receive compensation for services rendered to Asgaard Media or for each meeting attended except for reimbursement of out-of-pocket expenses.  There are no formal or informal arrangements or agreements to compensate directors for services provided as a director.

Stock Option Grants

Asgaard Media did not grant any stock options to the executive officer during the most recent fiscal period ended December 31, 2008 or for the period ended June 30, 2009. Asgaard Media has also not granted any stock options to the Executive Officers since incorporation on January 8, 2008.

Employment Agreements

There are no employment agreements

Code of Ethics

The Company’s Board of Directors has approved a Code of Ethics for management relating to financial disclosures and filings related to future reporting requirements. A copy of the Code of Ethics will be made available to you by contacting the Company at 1353 Old Temescal Canyon, Suite 129, Corona, California  92881.

Indemnification

Under our Articles of Incorporation and Bylaws, we may indemnify an officer or director who is made a party to any proceeding, including a lawsuit, because of his position, if they acted in good faith and in a manner he reasonably believed to be in our best interest. We may advance expenses incurred in defending a proceeding. To the extent that the officer or director is successful on the merits in a proceeding as to which he is to be indemnified, we must indemnify him against all expenses incurred, including attorney's fees. With respect to a derivative action, indemnity may be made only for expenses actually and reasonably incurred in defending the proceeding, and if the officer or director is judged liable, only by a court order. The indemnification is intended to be to the fullest extent permitted by the laws of the State of Nevada.

Regarding indemnification for liabilities arising under the Securities Act which may be permitted to directors or officers under Nevada law, we are informed that, in the opinion of the Securities and Exchange Commission, indemnification is against public policy, as expressed in the Securities Act and is, therefore, unenforceable.

MARKET FOR COMMON STOCK AND RELATED SHAREHOLDER MATTERS

As of the date of this prospectus, there is no public market in Asgaard Media common stock. This prospectus is a step toward creating a public market for Asgaard stock, which may enhance the liquidity of Asgaard shares. However, there can be no assurance that a meaningful trading market will develop.  Asgaard Media and its management make no representation about the present or future value of Asgaard common stock.

As of the date of this prospectus;

1. There are no outstanding options or warrants to purchase, or other instruments convertible into, common equity of Asgaard Media;

2. There are currently 40,537,000 shares of Asgaard Media’s common stock held by sixty one (61) shareholders, including of its officer and director Wm. Alan Pezzuto-5,000,000 common shares, its officer and director Alice Matano - 100,000 common shares, its officer and director Erin Giudice - 100,000 common shares and its director Steven Sallus – 2,000,000.  All of these shares are subject to the restrictions set forth in Rule 144 under the Securities Act;

3. Other than the stock registered under this Registration Statement of which this Prospectus is a part, there is no stock that has been proposed to be publicly offered resulting in dilution to current shareholders.

At the present time, the Company is not classified as a “shell company” under Rule 405 of the Securities Act.

DESCRIPTION OF SECURITIES TO BE REGISTERED

Common Stock

We are authorized to issue 200,000,000 shares of common stock, par value $.001 per share (“Common Stock”). As of June 30, 2009, we had 40,537,000 shares of Common Stock outstanding.

The holders of the shares of Common Stock have equal ratable rights to dividends from funds legally available therefore, when, as and if declared by the Board of Directors and are entitled to share ratably in all of the assets of the Company available for distribution to holders of Common Stock upon the liquidation, dissolution or winding up of the affairs of the Company. Holders of shares of Common Stock do not have preemptive, subscription or conversion rights.

Holders of shares of Common Stock are entitled to one vote per share on all matters which shareholders are entitled to vote upon at all meetings of shareholders. The holders of shares of Common Stock do not have cumulative voting rights, which mean that the holders of more than 50% of our outstanding voting securities can elect all of the directors of the Company.

Our common stock does not have preemptive rights, meaning that our common shareholders' ownership interest would be diluted if additional shares of common stock are subsequently issued and the existing shareholders are not granted the right, in the discretion of the Board of Directors, to maintain their percentage ownership interest in Asgaard Media. This lack of protection from dilution to minority shareholders could allow our Board of Directors to issue additional shares of our common stock to persons friendly with our existing management, thus preventing any change in control of Asgaard Media.

Dividend Policy

The payment by us of dividends, if any, in the future rests within the discretion of our Board of Directors and will depend, among other things, upon our earnings, capital requirements and financial condition, as well as other relevant factors. We have not paid any dividends since our inception and we do not intend to pay any cash dividends in the foreseeable future, but intends to retain all earnings, if any, for use in our business.

Preferred Stock

Asgaard Media has no preferred stock authorized.

Market for Securities

There is currently no public trading market for our common stock.

As of June 30, 2009, we had 40,537,000 shares of common stock issued and outstanding and approximately sixty one (61) stockholders of record of our common stock.  This prospectus relates to the sale of 10,000,000 shares of our common stock by the Company and 2,500,000 shares to be sold by our selling shareholders. All of which will offer their shares at a price of $2.50 per share.

Equity Compensation Plan Information

The Company has no plans for establishing an equity compensation plan, but reserves the right to do so at some time in the future.

Holders

As of the date of this prospectus, Asgaard Media has 40,537,000 shares of $0.001 par value common stock issued and outstanding held by Sixty One (61) shareholders of record.

Reports

After this offering, Asgaard Media will furnish its shareholders with annual financial reports certified by Asgaard Media's independent accountants, and may in Asgaard Media's discretion, furnish unaudited quarterly financial reports.

After this offering, Asgaard Media will file periodic and current reports with the Securities and Exchange Commission as required to maintain the fully reporting status.

Transfer Agent

We use Standard Transfer & Trust Company, Inc. as our transfer agent. Our transfer agent’s address is 2980 South Rainbow Boulevard, Suite 220H, Las Vegas, Nevada  89164

AVAILABLE INFORMATION

We have not previously been required to comply with the reporting requirements of the Securities Exchange Act. We have filed with the SEC a registration statement on Form S-1 to register the securities offered by this prospectus. For future information about us and the securities offered under this prospectus, you may refer to the registration statement and to the exhibits filed as a part of the registration statement.

In addition, after the effective date of this prospectus, we will be required to file annual, quarterly, and current reports, or other information with the SEC as provided by the Securities Exchange Act. You may read and copy any reports, statements or other information we file at the SEC's public reference facility maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You can request copies of these documents, upon payment of a duplicating fee, by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. Our SEC filings are also available to the public through the SEC Internet site at http\\www.sec.gov.

INTERESTS OF NAMED EXPERTS AND COUNSEL

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis, or had, or is to receive, in connection with the offering, a substantial interest, direct or indirect, in the registrant or any of its parents or subsidiaries. Peder K. Davisson, our counsel served as interim secretary of the board prior to the appointment of Erin Giudice.  Mr. Davisson was not compensated for that position other than for legal fees his firm earned in the course of the performance of his secretarial duties.  No other such person connected with the registrant or any of its parents or subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

Peder K. Davisson of Minneapolis, Minnesota, an independent legal counsel, has provided an opinion on the validity of Asgaard Media’s issuance of common stock and is presented as an exhibit to this filing.

The financial statements included in this Prospectus and in the Registration Statement have been audited by Gruber & Company, LLC, of St. Louis, Missouri to the extent and for the period set forth in their report (which contains an explanatory paragraph regarding Asgaard Media’s ability to continue as a going concern) appearing elsewhere herein and in the Registration Statement, and are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

TRANSACTIONS WITH RELATED PERSONS, PROMOTERS AND CERTAIN CONTROL PERSONS

There are no promoters being used in relation with this offering, except that under the definition of promoter in Rule 405 of Regulation C of the Securities Act of 1933, Wm. Alan Pezutto, officer and director of Asgaard Media and Steven Sallus, director is considered a promoter with respect to this offering. No persons who may, in the future, be considered a promoter will receive or expect to receive assets, services or other consideration from us. No assets will be or are expected to be acquired from any promoter on behalf of Asgaard.

Our Company’s CEO, contributed all right title and interest he held along with all ancillary rights in the following original works written by Wm. Alan Pezzuto: Mountains of Trouble WGAw Reg. # 1000937, Taken By Storm WGAw Reg. # 1000935, Longshot®, Community Challenge® WGAw Reg. # 1283196 and Widow’s Walk WGAw Reg. # 837547. We have not placed any value on these properties due to the additional difficulty and expense of securing appraisals to comply with the American Institute of Certified Public Accountants Statement of Position 00-2.
We have not entered into any other agreements that require disclosure to our shareholders.

None of the following parties has, since the date of incorporation, had any material interest, direct or indirect, in any transaction with us or in any presently proposed transaction that has or will materially affect us:

❑	The Officers and Directors;

❑	Any person proposed as a nominee for election as a director;

❑	Any person who beneficially owns, directly or indirectly, shares carrying more than 5% of the voting rights attached to the outstanding shares of common stock;

❑	Any relative or spouse of any of the foregoing persons who have the same house as such person.

During the period six months ended June 30, 2009, the Company issued a total of 402,000 common shares of 202,000 shares were issued for cash totaling $20,200 and 200,000 shares were issued for services totaling $20,000.  The Company believes that these issuances were exempt from registration pursuant to Section 4(2) of the Securities Act of 1933, as amended, as transactions by an issuer not involving any public offering. During the six months ended June 30, 2009, the Company's founder and CEO contributed capital to the Company totaling $181,142.

During the period ended December 31, 2008, the Company issued a total of 40,135,000 common shares of which 36,815,000 shares were issued to Founders totaling $36,815, 520,000 shares were issued for cash totaling $52,000 and 2,800,000 shares were issued for services totaling $280,000. The Company believes that these issuances were exempt from registration pursuant to Section 4(2) of the Securities Act of 1933, as amended, as transactions by an issuer not involving any public offering.

LEGAL PROCEEDINGS

Asgaard Media is not currently a party to any legal proceedings. Asgaard’s agent for service of process in Nevada is:   Wm. Alan Pezzuto. The address is 4754 East Flamingo, Suite 347, Las Vegas, Nevada  89121.

Asgaard’s officers and directors have not been convicted in a criminal proceeding nor have they been permanently or temporarily enjoined, barred, suspended or otherwise limited from involvement in any type of business, securities or banking activities.

None of our officers or directors have been convicted of violating any federal or state securities or commodities law.

There are no known pending legal or administrative proceedings against Asgaard.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION

Our By-laws provide for the elimination of the personal liability of our officers, directors, corporate employees and agents to the fullest extent permitted by the provisions of Nevada law. Under such provisions, the director, officer, corporate employee or agent who in her capacity as such is made or threatened to be made, party to any suit or proceeding, shall be indemnified if it is determined that such director or officer acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of our Company. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and persons controlling our Company pursuant to the  foregoing provision, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of our legal counsel the matter has been settled by controlling precedent, submit the question of whether such indemnification is against public policy to a court of appropriate jurisdiction. We will then be governed by the court's decision.

EXPERTS

Our financial statements for the period from inception to June 30, 2008, included in this prospectus, have been audited by Gruber & Company, LLC, of St. Louis, Missouri 121 Civic Center Drive Suite, 225, Lake Saint Louis Missouri 63367.  Its telephone number is (636) 561-5639, as set forth in their report included in this prospectus. The financials included herein for the period ended June 30, 2009 have been reviewed by Gruber & Company, LLC. Their report is given upon their authority as experts in accounting and auditing.

LEGAL MATTERS

Davisson & Associates, PA, has acted as our legal counsel in providing an opinion for this filing.

ASGAARD MEDIA

(A DEVELOPMENT STAGE COMPANY)

AUDITED FINANCIAL STATEMENTS

FOR THE PERIOD OF

JANUARY 8, 2008 (DATE OF INCEPTION)

TO JUNE 30, 2009

TABLE OF CONTENTS

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

THE BOARD OF ASGAARD MEDIA

We have audited the accompanying balance sheet of Asgaard Media, (a Development Stage Enterprise) as of December 31, 2008, and the related statement of operations, stockholders equity and cash flows for the period then ended.  These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform our audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Asgaard Media, (a Development Stage Enterprise) at December 31, 2008 and the results of its’ operations and its’ stockholders equity and cash flows for the period then ended in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. The Company's viability is dependent upon its ability to obtain future financing and the success of its future operations. These factors raise substantial doubt as to the Company's ability to continue as a going concern. Management's plan in regard to these matters is described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Gruber & Company, LLC Saint Louis, Missouri

July 16, 2009

Asgaard Media
(A Developmental Stage Company)
Balance Sheet

December 31,
2008
Assets
Current Assets
Cash & Equivalents	$3,608
Total Current Assets	3,608

Total Assets	$3,608

Liabilities & Stockholders' Equity (Deficit)
Current Liabilities
Accounts Payable and Accrued Expenses	$-
Total Current Liabilities	-

Commitments & Contingencies	-

Stockholders' Equity (Deficit)
Common Stock, $0.001 par value, 100,000,000 shares authorized; 40,135,000 shares issued and outstanding	40,135
Additional Paid-in Capital	328,680
Deficit Accumulated During the Developmental Stage	(365,207)
Total Stockholders' Equity (Deficit)	3,608

Total Liabilities & Stockholders' Equity (Deficit)	$3,608

The accompanying notes are an integral part of these financial statements

Asgaard Media
(A Developmental Stage Company)
Statement of Operations

January 8, 2008 (Date of Inception) to
December 31,
2008

Operating Expenses
General and Administrative	$365,207
Total Operating Expenses	365,207

Net Income (Loss) Before Income Taxes	(365,207)

Provision for Income Taxes	-

Net Income (Loss)	$(365,207)

Net Income per Share
Basic	$(0.01)
Diluted	$(0.01)

Number of Shares Used in Per Share Calculations
Basic	34,860,798
Diluted	34,860,798

The accompanying notes are an integral part of these financial statements

Asgaard Media
(A Developmental Stage Company)
Statement of Stockholders' Equity (Deficit)

	Common Stock
	Number of Shares	Par Value ($0.001) Amount	Additional Paid- In-Capital	Deficit Accumulated During the Developmental Stage	Total Stockholders' Equity (Deficit)
Balance at January 8, 2008 (Date of Inception)	-	$-	$-	$-	$-
Common Stock Issued to Founders	36,815,000	36,815	-	-	36,815
Common Stock Issued to Investors for Cash	520,000	520	51,480	-	52,000
Common Stock Issued for Services	2,800,000	2,800	277,200	-	280,000
Net Loss	-	-	-	(365,207)	(365,207)
Balance at December 31, 2008	40,135,000	$40,135	$328,680	$(365,207)	$3,608

The accompanying notes are an integral part of these financial statements

Asgaard Media
(A Developmental Stage Company)
Statement of Cash Flows

January 8, 2008 (Date of Inception) to
December 31,
2008
Cash Flows from Operating Activities
Net Income (Loss)	$(365,207)

Adjustments to reconcile net loss to net cash used in operating activities:
Stock Based Compensation	316,815

Net Cash Used in Operating Activities	(48,392)

Cash Flows from Financing Activities
Common Stock Issued for Cash	52,000

Net Cash Provided by Financing Activities	52,000

Net Increase (Decrease) in Cash	3,608

Cash Beginning of Period	-

Cash End of Year	$3,608

Supplemental Disclosure of Cash Flow Information:
Cash Paid during the period for interest	$-
Cash Paid during the period for income taxes	-

The accompanying notes are an integral part of these financial statements

Note 1 – Organization, Business & Operations

Organization
Asgaard Media was incorporated in Nevada on January 8, 2008. The Company was formed to develop, finance, produce and arrange for the distribution of motion pictures.  The Company pictures will be low/mid budget theatrical features, which require lower revenues to recoup the Company's investment than higher budgeted films.

Note 2 - Going Concern and Management's Plans

The Company's financial statements are prepared using accounting principles generally accepted in the United States of America (GAAP) applicable to a going concern which contemplates the realization of assets and liquidation of liabilities in the normal course of business. The Company is in the developmental stage and has not yet established an ongoing source of revenue sufficient to cover its operating costs and allow it to continue as a going concern. In addition, as of December 31, 2008, the Company has an accumulated deficit and net losses totaling $365,207. The Company’s current business plan requires additional funding beyond its anticipated cash flows from operations. These and other factors raise substantial doubt about the Company's ability to continue as a going concern.

In order to continue as a going concern, develop a reliable source of revenues, and achieve a profitable level of operations, the Company will need, among other things, additional capital resources. Management's plan to continue as a going concern includes raising additional capital through sales of common and/or preferred stock. However, management cannot provide any assurances that the Company will be successful in accomplishing any of its plans.

The ability of the Company to continue as a going concern is dependent upon its ability to successfully accomplish the plan as described in the preceding paragraph and eventually secure other sources of financing and attain profitable operations. The accompanying financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

Note 3 - Summary of Significant Accounting Policies

Cash and cash equivalents
The Company considers all liquid investments with a maturity of three months or less from the date of purchase that are readily convertible into cash to be cash equivalents.

Inventories
Inventories are stated at the lower of cost or market. Cost is computed on a weighted-average basis, which approximates the first-in, first-out method; market is based upon estimated replacement costs.

Use of estimates
The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates

Property & equipment
Plant and equipment are stated at cost. Expenditures that increase the useful lives or capacities of the plant and equipment are capitalized. Expenditures for repairs and maintenance are charged to income as incurred.

Impairment of long-lived assets
Effective January 1, 2002, the Company adopted Statement of Financial Accounting Standards No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets" ("SFAS 144"), which addresses financial accounting and reporting for the impairment or disposal of long-lived assets and supersedes SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of," and the accounting and reporting provisions of APB Opinion No. 30, "Reporting the Results of Operations for a Disposal of a Segment of a Business." The Company periodically evaluates the carrying value of long-lived assets to be held and used in accordance with SFAS 144. SFAS 144 requires impairment losses to be recorded on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets' carrying amounts. In that event, a loss is recognized based on the amount by which the carrying amount exceeds the fair market value of the long-lived assets. Loss on long-lived assets to be disposed of is determined in a similar manner, except that fair market values are reduced for the cost of disposal.

Basic and Diluted Net Income per Share
Basic earnings per share is calculated using the weighted-average number of common shares outstanding during the period without consideration of the dilutive effect of stock warrants and convertible notes. Diluted earnings per share is calculated using the weighted-average number of common shares outstanding during the period after consideration of the dilutive effect of stock warrants and convertible notes.

Stock-based compensation
In December 2004, the Financial Accounting Standards Board (FASB) issued SFAS No. 123(R), Share-Based Payment. This pronouncement amends SFAS No. 123, Accounting for Stock-Based Compensation, and supersedes APB Opinion No. 25, Accounting for Stock Issued to Employees. SFAS No. 123(R) requires that companies account for awards of equity instruments issued to employees under the fair value method of accounting and recognize such amounts in their statements of operations. Under SFAS No. 123(R), we are required to measure compensation cost for all stock-based awards at fair value on the date of grant and recognize compensation expense in our consolidated statements of operations over the service period that the awards are expected to vest.

The Company accounts for stock-based compensation issued to non-employees and consultants in accordance with the provisions of SFAS 123(R) and the Emerging Issues Task Force consensus in Issue No. 96-18 ("EITF 96-18"), "Accounting for Equity Instruments that are Issued to Other Than Employees for Acquiring or in Conjunction with Selling, Goods or Services". Common stock issued to non-employees in exchange for services is accounted for based on the fair value of the services received.

Fair value of financial instruments
Statement of financial accounting standard No. 107, Disclosures about Fair Value of Financial Instruments, requires that the Company disclose estimated fair values of financial instruments. The carrying amounts reported in the statements of financial position for current assets and current liabilities qualifying as financial instruments are a reasonable estimate of fair value.

Revenue recognition
Sales of products and related costs of products sold are recognized when (i) persuasive evidence of an arrangement exists, (ii) delivery has occurred, (iii) the price is fixed or determinable and (iv) collectability is reasonably assured. These terms are typically met upon shipment of inks and tattoo equipment to the customer.

Shipping and Handling
In accordance with Emerging Issues Task Force (EITF) Issue No. 00-10, Accounting for Shipping and Handling Fees and Costs, we include shipping fees billed to customers in net revenues and do not bill customers for handling.

Allowance for doubtful accounts
We provide an allowance for estimated uncollectible accounts receivable balances based on historical experience and the aging of the related accounts receivable.

Advertising
The Company expenses advertising costs as incurred. There were no advertising costs for the period ended December 31, 2008.

Income Taxes
The Company accounts for income taxes in accordance with SFAS No. 109, “Accounting for Income Taxes.” Deferred taxes are provided on the liability method whereby deferred tax assets are recognized for deductible temporary differences, and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

Research and development costs
Expenditures for research & development are expensed as incurred. Such costs are required to be expensed until the point that technological feasibility is established. The Company incurred no research and development costs for the period ended December 31, 2008.

Reclassifications
Certain items in the prior year financial statements have been reclassified for comparative purposes to conform to the presentation in the current period’s presentation. These reclassifications have no effect on the previously reported income (loss).

Recently Issued Accounting Pronouncements
In May 2008, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards (“SFAS”) No. 162, The Hierarchy of Generally Accepted Accounting Principles. SFAS No. 162 identifies the sources of accounting principles and the framework for selecting the principles that are presented in conformity with generally accepted accounting principles in the United States. SFAS No. 162 is effective 60 days following the Securities and Exchange Commission’s approval of the Public Company Accounting Oversight Board amendments to AU Section 411, The Meaning of Present Fairly in Conformity With Generally Accepted Accounting Principles. The Company does not believe SFAS No. 162 will have a material impact on its financial statements.

In March 2008, the FASB issued SFAS No. 161, Disclosure about Derivative Instruments and Hedging Activities, an amendment of FASB Statement No. 133. SFAS No. 161 changes the disclosure requirements for derivative instruments and hedging activities. Entities are required to provide enhanced disclosures about (a) how and why an entity uses derivative instruments, (b) how derivative instruments and related hedged items are accounted for under Statement No. 133 and its related interpretations and (c) how derivative instruments and related hedged items affect an entity’s financial position, financial performance and cash flows. SFAS No. 161 is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008, with early application encouraged. The Company is currently evaluating the impact SFAS No. 161 may have on its financial statements.

In December 2007, the FASB issued SFAS No. 141(R), Business Combinations. SFAS No. 141(R) retains the fundamental requirements in SFAS No. 141, Business Combinations, that the acquisition method of accounting be used for all business combinations and for an acquirer to be identified for each business combination. SFAS No. 141(R) requires an acquirer to recognize the assets acquired, the liabilities assumed, and any noncontrolling interest in the acquiree at the acquisition date, measured at their fair values as of that date, with limited exceptions specified in SFAS No. 141(R). In addition, SFAS No. 141(R) requires acquisition costs and restructuring costs that the acquirer expected but was not obligated to incur to be recognized separately from the business combination, therefore, expensed instead of part of the purchase price allocation. SFAS No. 141(R) will be applied prospectively to business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. Early adoption is prohibited. The Company expects to adopt SFAS No. 141(R) to any business combinations with an acquisition date on or after January 1, 2009.

In December 2007, the FASB issued SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements, an amendment to ARB No. 51. SFAS No. 160 changes the accounting and reporting for minority interests, which will be recharacterized as noncontrolling interests and classified as a component of equity. SFAS No. 160 is effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2008. Early adoption is prohibited. The Company is currently evaluating the impact SFAS No. 160 may have on its financial statements.

In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities. SFAS No. 159 permits an entity to irrevocably elect fair value on a contract-by-contract basis as the initial and subsequent measurement attribute for many financial assets and liabilities and certain other items including insurance contracts. Entities electing the fair value option would be required to recognize changes in fair value in earnings and to expense upfront cost and fees associated with the item for which the fair value option is elected. SFAS No. 159 is effective for fiscal years beginning after November 15, 2007. Early adoption is permitted as of the beginning of a fiscal year that begins on or before November 15, 2007, provided the entity also elects to apply the provisions of SFAS No. 157, Fair Value Measurements. The Company does not expect the adoption of SFAS No. 159 to have a material impact on its financial condition or results of operations.

Note 4 – Income Taxes

Income taxes are accounted for in accordance with SFAS 109, Accounting for Income Taxes, using the asset and liability method.  Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and tax credit carryforwards.  Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the year in which those temporary differences are expected to be recovered or settled.  The effect on deferred tax assets and liabilities of a change in tax rates is recognized an income in the period that includes the enactment date

The Company has a net loss carryforward equal to approximately $365,000. The deferred tax asset related to this carryforward has been reserved in full due to the uncertainty of realization.

Note 5 - Stockholders’ Equity

Common Stock
The Company is authorized to issue 200,000,000 shares of $0.001 par common stock. At December 31, 2008, there were 40,135,000 shares issued and outstanding.

During the period ended December 31, 2008, the Company issued a total of 40,135,000 common shares of which 36,815,000 shares were issued to Founders totaling $36,815; 520,000 shares were issued for cash totaling $52,000; and 2,800,000 shares were issued for services totaling $280,000.

Note 6 - Commitments and Contingencies

Lease
The Company maintains its office at 1353 Old Temescal Canyon, Suite 129, Corona, California  92881.

Legal
The Company is not party to any lawsuit or threatened litigation.

Note 7 - Subsequent Events

Equity
Subsequent to December 31, 2008, the Company issued 402,000 common shares of which 202,000 shares were issued for cash totaling $20,200 and 200,000 shares were issued for services totaling $20,000.

Asgaard Media
(A Developmental Stage Company)
Balance Sheets

	UNAUDITED
	June 30,	December 31,
	2009	2008
Assets
Current Assets
Cash & Equivalents	$18,782	$3,608
Total Current Assets	18,782	3,608

Total Assets	$18,782	$3,608

Liabilities & Stockholders' Equity (Deficit)
Current Liabilities
Accounts Payable and Accrued Expenses	$-	$-
Total Current Liabilities	-	-

Commitments & Contingencies	-	-

Stockholders' Equity (Deficit)
Common Stock, $0.001 par value, 200,000,000 shares authorized; 40,537,000 and 40,135,000 shares issued and outstanding, respectively	40,537	40,135
Additional Paid-in Capital	549,620	328,680
Deficit Accumulated During the Developmental Stage	(571,375)	(365,207)
Total Stockholders' Equity (Deficit)	18,782	3,608

Total Liabilities & Stockholders' Equity (Deficit)	$18,782	$3,608

The accompanying notes are an integral part of these financial statements

Asgaard Media
(A Developmental Stage Company)
Statement of Operations

	UNAUDITED
	For the Six Months Ended	January 8, 2008 (Date of Inception) to	January 8, 2008 (Date of Inception) to
	June 30,	June 30,	June 30,
	2009	2008	2009

Operating Expenses
General and Administrative	$206,168	$316,815	$571,375
Total Operating Expenses	206,168	316,815	571,375

Net Income (Loss) Before Income Taxes	(206,168)	(316,815)	(571,375)

Provision for Income Taxes	-	-	-

Net Income (Loss)	$(206,168)	$(316,815)	$(571,375)

Net Income per Share
Basic	$(0.01)	$(0.01)
Diluted	$(0.01)	$(0.01)

Number of Shares Used in Per Share Calculations
Basic	40,329,049	28,116,951
Diluted	40,329,049	28,116,951

The accompanying notes are an integral part of these financial statements

Asgaard Media
(A Developmental Stage Company)
Statement of Stockholders' Equity (Deficit)

	Common Stock
	Number of Shares	Par Value ($0.001) Amount	Additional Paid- In-Capital	Deficit Accumulated During the Developmental Stage	Total Stockholders' Equity (Deficit)
Balance at January 8, 2008 (Date of Inception)	-	$-	$-	$-	$-
Common Stock Issued to Founders	36,815,000	36,815	-	-	36,815
Common Stock Issued to Investors for Cash	520,000	520	51,480	-	52,000
Common Stock Issued for Services	2,800,000	2,800	277,200	-	280,000
Net Loss	-	-	-	(365,207)	(365,207)
Balance at December 31, 2008	40,135,000	$40,135	$328,680	$(365,207)	$3,608
Common Stock Issued to Investors for Cash	202,000	202	19,998	-	20,200
Common Stock Issued for Services	200,000	200	19,800	-	20,000
Contributed Capital	-	-	181,142	-	181,142
Net Loss	-	-	-	(206,168)	(206,168)
Balance at June 30, 2009 (UNAUDITED)	40,537,000	$40,537	$549,620	$(571,375)	$18,782

The accompanying notes are an integral part of these financial statements

Asgaard Media
(A Developmental Stage Company)
Statement of Cash Flows

	UNAUDITED
	For the Six Months Ended	January 8, 2008 (Date of Inception) to	January 8, 2008 (Date of Inception) to
	June 30,	June 30,	June 30,
	2009	2008	2009
Cash Flows from Operating Activities

Net Income (Loss)	$(206,168)	$(316,815)	$(571,375)

Adjustments to reconcile net loss to net cash used in operating activities:
Stock Based Compensation	20,000	316,815	336,815

Net Cash Used in Operating Activities	(186,168)	-	(234,560)

Cash Flows from Financing Activities
Common Stock Issued for Cash	20,200	-	72,200
Contributed Capital	181,142	-	181,142

Net Cash Provided by Financing Activities	201,342	-	253,342

Net Increase (Decrease) in Cash	15,174	-	18,782

Cash Beginning of Period	3,608	-	-

Cash End of Year	$18,782	$-	$18,782

Supplemental Disclosure of Cash Flow Information:
Cash Paid during the period for interest	$-	$-	$-
Cash Paid during the period for income taxes	-	-	-

The accompanying notes are an integral part of these financial statements

Note 1 – Organization, Business & Operations

Organization
Asgaard Media was incorporated in Nevada on January 8, 2008. The Company was formed to develop, finance, produce and arrange for the distribution of motion pictures.  The Company pictures will be low/mid budget theatrical features, which require lower revenues to recoup the Company's investment than higher budgeted films.

Note 2 - Going Concern and Management's Plans

The Company's financial statements are prepared using accounting principles generally accepted in the United States of America (GAAP) applicable to a going concern which contemplates the realization of assets and liquidation of liabilities in the normal course of business. The Company is in the developmental stage and has not yet established an ongoing source of revenue sufficient to cover its operating costs and allow it to continue as a going concern. In addition, as of June 30, 2009, the Company has an accumulated deficit totaling $571,375. The Company’s current business plan requires additional funding beyond its anticipated cash flows from operations. These and other factors raise substantial doubt about the Company's ability to continue as a going concern.

In order to continue as a going concern, develop a reliable source of revenues, and achieve a profitable level of operations, the Company will need, among other things, additional capital resources. Management's plan to continue as a going concern includes raising additional capital through sales of common and/or preferred stock. However, management cannot provide any assurances that the Company will be successful in accomplishing any of its plans.

The ability of the Company to continue as a going concern is dependent upon its ability to successfully accomplish the plan as described in the preceding paragraph and eventually secure other sources of financing and attain profitable operations. The accompanying financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

Note 3 - Summary of Significant Accounting Policies

Cash and cash equivalents
The Company considers all liquid investments with a maturity of three months or less from the date of purchase that are readily convertible into cash to be cash equivalents.

Inventories
Inventories are stated at the lower of cost or market. Cost is computed on a weighted-average basis, which approximates the first-in, first-out method; market is based upon estimated replacement costs.

Use of estimates
The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates

Property & equipment
Plant and equipment are stated at cost. Expenditures that increase the useful lives or capacities of the plant and equipment are capitalized. Expenditures for repairs and maintenance are charged to income as incurred.

Impairment of long-lived assets
Effective January 1, 2002, the Company adopted Statement of Financial Accounting Standards No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets" ("SFAS 144"), which addresses financial accounting and reporting for the impairment or disposal of long-lived assets and supersedes SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of," and the accounting and reporting provisions of APB Opinion No. 30, "Reporting the Results of Operations for a Disposal of a Segment of a Business." The Company periodically evaluates the carrying value of long-lived assets to be held and used in accordance with SFAS 144. SFAS 144 requires impairment losses to be recorded on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets' carrying amounts. In that event, a loss is recognized based on the amount by which the carrying amount exceeds the fair market value of the long-lived assets. Loss on long-lived assets to be disposed of is determined in a similar manner, except that fair market values are reduced for the cost of disposal.

Basic and Diluted Net Income per Share
Basic earnings per share is calculated using the weighted-average number of common shares outstanding during the period without consideration of the dilutive effect of stock warrants and convertible notes. Diluted earnings per share is calculated using the weighted-average number of common shares outstanding during the period after consideration of the dilutive effect of stock warrants and convertible notes.

Stock-based compensation
In December 2004, the Financial Accounting Standards Board (FASB) issued SFAS No. 123(R), Share-Based Payment. This pronouncement amends SFAS No. 123, Accounting for Stock-Based Compensation, and supersedes APB Opinion No. 25, Accounting for Stock Issued to Employees. SFAS No. 123(R) requires that companies account for awards of equity instruments issued to employees under the fair value method of accounting and recognize such amounts in their statements of operations. Under SFAS No. 123(R), we are required to measure compensation cost for all stock-based awards at fair value on the date of grant and recognize compensation expense in our consolidated statements of operations over the service period that the awards are expected to vest.

The Company accounts for stock-based compensation issued to non-employees and consultants in accordance with the provisions of SFAS 123(R) and the Emerging Issues Task Force consensus in Issue No. 96-18 ("EITF 96-18"), "Accounting for Equity Instruments that are Issued to Other Than Employees for Acquiring or in Conjunction with Selling, Goods or Services". Common stock issued to non-employees in exchange for services is accounted for based on the fair value of the services received.

Fair value of financial instruments
Statement of financial accounting standard No. 107, Disclosures about Fair Value of Financial Instruments, requires that the Company disclose estimated fair values of financial instruments. The carrying amounts reported in the statements of financial position for current assets and current liabilities qualifying as financial instruments are a reasonable estimate of fair value.

Revenue recognition
Sales of products and related costs of products sold are recognized when (i) persuasive evidence of an arrangement exists, (ii) delivery has occurred, (iii) the price is fixed or determinable and (iv) collectability is reasonably assured. These terms are typically met upon shipment of inks and tattoo equipment to the customer.

Shipping and Handling
In accordance with Emerging Issues Task Force (EITF) Issue No. 00-10, Accounting for Shipping and Handling Fees and Costs, we include shipping fees billed to customers in net revenues and do not bill customers for handling.

Allowance for doubtful accounts
We provide an allowance for estimated uncollectible accounts receivable balances based on historical experience and the aging of the related accounts receivable.

Advertising
The Company expenses advertising costs as incurred. There were no advertising costs for the periods ended June 30, 2009 and 2008.

Income Taxes
The Company accounts for income taxes in accordance with SFAS No. 109, “Accounting for Income Taxes.” Deferred taxes are provided on the liability method whereby deferred tax assets are recognized for deductible temporary differences, and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

Research and development costs
Expenditures for research & development are expensed as incurred. Such costs are required to be expensed until the point that technological feasibility is established. The Company incurred no research and development costs for the periods ended June 30, 2009 and 2008.

Reclassifications

Certain items in the prior year financial statements have been reclassified for comparative purposes to conform to the presentation in the current period’s presentation. These reclassifications have no effect on the previously reported income (loss).

Recently Issued Accounting Pronouncements

In May 2008, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards (“SFAS”) No. 162, The Hierarchy of Generally Accepted Accounting Principles. SFAS No. 162 identifies the sources of accounting principles and the framework for selecting the principles that are presented in conformity with generally accepted accounting principles in the United States. SFAS No. 162 is effective 60 days following the Securities and Exchange Commission’s approval of the Public Company Accounting Oversight Board amendments to AU Section 411, The Meaning of Present Fairly in Conformity With Generally Accepted Accounting Principles. The Company does not believe SFAS No. 162 will have a material impact on its financial statements.

In March 2008, the FASB issued SFAS No. 161, Disclosure about Derivative Instruments and Hedging Activities, an amendment of FASB Statement No. 133. SFAS No. 161 changes the disclosure requirements for derivative instruments and hedging activities. Entities are required to provide enhanced disclosures about (a) how and why an entity uses derivative instruments, (b) how derivative instruments and related hedged items are accounted for under Statement No. 133 and its related interpretations and (c) how derivative instruments and related hedged items affect an entity’s financial position, financial performance and cash flows. SFAS No. 161 is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008, with early application encouraged. The Company is currently evaluating the impact SFAS No. 161 may have on its financial statements.

In December 2007, the FASB issued SFAS No. 141(R), Business Combinations. SFAS No. 141(R) retains the fundamental requirements in SFAS No. 141, Business Combinations, that the acquisition method of accounting be used for all business combinations and for an acquirer to be identified for each business combination. SFAS No. 141(R) requires an acquirer to recognize the assets acquired, the liabilities assumed, and any noncontrolling interest in the acquiree at the acquisition date, measured at their fair values as of that date, with limited exceptions specified in SFAS No. 141(R). In addition, SFAS No. 141(R) requires acquisition costs and restructuring costs that the acquirer expected but was not obligated to incur to be recognized separately from the business combination, therefore, expensed instead of part of the purchase price allocation. SFAS No. 141(R) will be applied prospectively to business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. Early adoption is prohibited. The Company expects to adopt SFAS No. 141(R) to any business combinations with an acquisition date on or after January 1, 2009.

In December 2007, the FASB issued SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements, an amendment to ARB No. 51. SFAS No. 160 changes the accounting and reporting for minority interests, which will be recharacterized as noncontrolling interests and classified as a component of equity. SFAS No. 160 is effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2008. Early adoption is prohibited. The Company is currently evaluating the impact SFAS No. 160 may have on its financial statements.

In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities. SFAS No. 159 permits an entity to irrevocably elect fair value on a contract-by-contract basis as the initial and subsequent measurement attribute for many financial assets and liabilities and certain other items including insurance contracts. Entities electing the fair value option would be required to recognize changes in fair value in earnings and to expense upfront cost and fees associated with the item for which the fair value option is elected. SFAS No. 159 is effective for fiscal years beginning after November 15, 2007. Early adoption is permitted as of the beginning of a fiscal year that begins on or before November 15, 2007, provided the entity also elects to apply the provisions of SFAS No. 157, Fair Value Measurements. The Company does not expect the adoption of SFAS No. 159 to have a material impact on its financial condition or results of operations.

Note 4 – Income Taxes

Income taxes are accounted for in accordance with SFAS 109, Accounting for Income Taxes, using the asset and liability method.  Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and tax credit carryforwards.  Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the year in which those temporary differences are expected to be recovered or settled.  The effect on deferred tax assets and liabilities of a change in tax rates is recognized an income in the period that includes the enactment date

The Company has a net loss carryforward equal to approximately $570,000. The deferred tax asset related to this carryforward has been reserved in full due to the uncertainty of realization.

Note 5 - Stockholders’ Equity

Common Stock

The Company is authorized to issue 200,000,000 shares of $0.001 par common stock. At June 30, 2009, there were 40,537,000 shares issued and outstanding. During the period six months ended June 30, 2009, the Company issued a total of 402,000 common shares of which 202,000 shares were issued for cash totaling $20,200 and 200,000 shares were issued for services totaling $20,000. During the six months ended June 30, 2009, the Company's founder and CEO contributed capital to the Company totaling $181,142.

During the period ended December 31, 2008; the Company issued a total of 40,135,000 common shares of which 36,815,000 shares were issued to Founders totaling $36,815; 520,000 shares were issued for cash totaling $52,000 and 2,800,000 shares were issued for services totaling $280,000.

Note 6 - Commitments and Contingencies

Lease

The Company maintains its office at 1353 Old Temescal Canyon, Suite 129, Corona, California  92881.

Legal

The Company is not party to any lawsuit or threatened litigation.

Note 7 - Subsequent Events

There were no subsequent events.

Asgaard Media

12,500,000 Shares

$2.50 Per Share

Common Stock

PROSPECTUS
                     , 2009

Dealer Prospectus Delivery Obligation

Prior to the expiration of ninety days after the effective date of this registration statement or prior to the expiration of ninety days after the first date upon which the security was bona fide offered to the public after such effective date, whichever is later, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus.  This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II—INFORMATION NOT REQUIRED IN PROSPECTUS

INDEMNIFICATION OF DIRECTORS AND OFFICERS

Our Articles of Incorporation and Bylaws provide that we shall indemnify our officers or directors against expenses incurred in connection with the defense of any action in which they are made parties by reason of being our officers or directors, except in relation to matters as which such director or officer shall be adjudged in such action to be liable for negligence or misconduct in the performance of her duty. One of our officers or directors could take the position that this duty on our behalf to indemnify the director or officer may include the duty to indemnify the officer or director for the violation of securities laws.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "Securities Act"), may be permitted to our directors, officers and controlling persons pursuant to our Certificate of Formation, Bylaws, Nevada laws or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by one of our directors, officers, or control persons, and the successful defense of any action, suit or proceeding) is asserted by such director, officer or control person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by a controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The estimated expenses of the offering, all of which are to be paid by the registrant, are as follows:

Accounting, Legal and Professional Fees	$16,500
Edgar Filing Fees	$2,743
Blue Sky Qualification Fees	$2,500
Transfer Agent Fees	$12,000
TOTAL	$33,743

RECENT SALES OF UNREGISTERED SECURITIES

During the past year, Asgaard Media issued the following unregistered securities in private transactions without registering the securities under the Securities Act:

Pursuant to a private placement, from September 14, 2008 to January 20, 2009, the Company offered and sold722,000 shares of its common stock for cash of 72,200 to certain investors who had a prior existing relationship the the Company’s officers and directors.

In addition pursuant to a private placement,

At the time of issuance, each purchaser of our Common Stack was in possession of all available material information about the Company. On the basis of these facts, Asgaard claims that the issuance of stock to these qualifies for the exemption from registration contained in Section 4(2) of the Securities Act of 1933. The Company believes that the exemption from registration for these sales under Section 4(2) was available because:

1. Purchasers of our Common Stock had fair access to all material information about Asgaard before investing;

2. There was no general advertising or solicitation; and

3. The shares bear a restrictive transfer legend.

Index of Exhibits

Exhibit No.	Description

3.1	Articles of Incorporation and Articles of Amendment for Asgaard Media

3.2	Bylaws of Asgaard Media

5.1	Opinion and Consent of Davisson & Associates, PA

14.1	Code of Ethics

23.1	Consent of Gruber & Company, LLC

99.1	Form of Subscription Agreement for Common Stock.

UNDERTAKINGS

The registrant hereby undertakes:

To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

(i)	Include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement;

(iii)
Include any additional or changed material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

For determining liability under the Securities Act, to treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

To file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a Director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

For determining any liability under the Securities Act, to treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant under Rule 424(b)(1), or (4) or 497(h) under the Securities Act as part of this registration statement as of the time the Commission declared it effective.

For determining any liability under the Securities Act, to treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

 For determining liability of the undersigned registrant under the Securities Act to purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(iv)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(v)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(vi)
The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(vii)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form S-1 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Corona, State of California, on August 4, 2009.

Asgaard Media

By:	/s/ Wm. Alan Pezzuto
Wm. Alan Pezzuto
President and Director

In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities stated on August 4, 2009:

Signature	Title

/s/ Wm. Alan Pezzuto
Wm. Alan Pezzuto	President, Principal Executive Officer,
Director

/s/ Alice Matano	Principal Financial Officer, and
Alice Matano	Principal Accounting Officer
Director

/s/ Erin Giudice	Secretary, and
Erin Giudice	Director